Exhibit 2.1
     ______________________________________________________


             AMENDED AND RESTATED PURCHASE AGREEMENT

                               among

                      THE COCA-COLA COMPANY,

                       ATLANTIC INDUSTRIES

                              and

                      CADBURY SCHWEPPES PLC
     ______________________________________________________



                   ___________________________


                  Dated as of December 11, 1998

                   ___________________________

                       TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE . . . . . . . . . . . . . . . . . . 1
     1.01 Purchase and Sale . . . . . . . . . . . . . . . . . . 1
     1.02 Purchase Price  . . . . . . . . . . . . . . . . . . . 6
     1.03 Payments at Closings  . . . . . . . . . . . . . . . . 8
     1.04 Closing Date Financial Statements and
          Certificate of Adjustments  . . . . . . . . . . . . . 8
     1.05 Post-Closing Adjustments  . . . . . . . . . . . . .  10
     1.06 Assumed Liabilities; Excluded Liabilities . . . . .  10
     1.07 Method of Payment. . . . . . . . . . . . . . . . . . 11
     1.08 Conveyance Documents . . . . . . . . . . . . . . . . 11

ARTICLE 2 CS REPRESENTATIONS AND WARRANTIES. . . . . . . . . . 11
     2.01 Organization, Etc. . . . . . . . . . . . . . . . . . 12
     2.02 Authorization; Enforceability. . . . . . . . . . . . 12
     2.03 No Conflict. . . . . . . . . . . . . . . . . . . . . 13
     2.04 Ownership of the Shares. . . . . . . . . . . . . . . 14
     2.05 Authorized and Outstanding Stock . . . . . . . . . . 14
     2.06 Transfer Claims. . . . . . . . . . . . . . . . . . . 15
     2.07 Financial Statements . . . . . . . . . . . . . . . . 15
     2.08 No Undisclosed Liabilities . . . . . . . . . . . . . 17
     2.09 No Violation of Law; Licenses and Permits. . . . . . 17
     2.10 Property . . . . . . . . . . . . . . . . . . . . . . 18
     2.11 Leases . . . . . . . . . . . . . . . . . . . . . . . 19
     2.12 Indebtedness for Borrowed Money. . . . . . . . . . . 19
     2.13 Intellectual Property. . . . . . . . . . . . . . . . 19
     2.14 Litigation and Claims. . . . . . . . . . . . . . . . 21
     2.15 Employee Contracts, Union Agreements
          and Benefit Plans  . . . . . . . . . . . . . . . . . 22
     2.16 Labor Relations  . . . . . . . . . . . . . . . . . . 22
     2.17 Environmental Protection . . . . . . . . . . . . . . 23
     2.18 Insurance Policies . . . . . . . . . . . . . . . . . 24
     2.19 Major Suppliers and Customers. . . . . . . . . . . . 24
     2.20 Contracts and Commitments. . . . . . . . . . . . . . 24
     2.21 Agreements in Full Force and Effect. . . . . . . . . 26
     2.22 Absence of Certain Changes and Events. . . . . . . . 26
     2.23 Tax Matters. . . . . . . . . . . . . . . . . . . . . 28
     2.24 Accounts Receivable. . . . . . . . . . . . . . . . . 29
     2.25 Product and Service Warranties . . . . . . . . . . . 29
     2.26 Brokers' and Finders' Fees . . . . . . . . . . . . . 29
     2.27 Transactions With Affiliates . . . . . . . . . . . . 29
     2.28 Year 2000. . . . . . . . . . . . . . . . . . . . . . 30

     2.29 E.U. and U.S. Presence . . . . . . . . . . . . . . . 31

ARTICLE 3 KO REPRESENTATIONS AND WARRANTIES. . . . . . . . . . 31
     3.01 Corporate Organization . . . . . . . . . . . . . . . 31
     3.02 Authorization, Etc . . . . . . . . . . . . . . . . . 31
     3.03 No Conflict. . . . . . . . . . . . . . . . . . . . . 32
     3.04 Brokers and Finders. . . . . . . . . . . . . . . . . 32
     3.05 Litigation . . . . . . . . . . . . . . . . . . . . . 32

ARTICLE 4 COVENANTS OF THE CS PARTIES. . . . . . . . . . . . . 32
     4.01 Pre-Closing Operations . . . . . . . . . . . . . . . 32
     4.02 Access . . . . . . . . . . . . . . . . . . . . . . . 34
     4.03 Financial Statements . . . . . . . . . . . . . . . . 34
     4.04 Acquisition Proposals. . . . . . . . . . . . . . . . 34
     4.05 Transfer Taxes . . . . . . . . . . . . . . . . . . . 35
     4.06 Consultation . . . . . . . . . . . . . . . . . . . . 35
     4.07 Transition Support . . . . . . . . . . . . . . . . . 36
     4.08 Releases . . . . . . . . . . . . . . . . . . . . . . 36
     4.09 Delivery of Updated Schedules and Other Documents. . 36
     4.11 Accounts Receivable. . . . . . . . . . . . . . . . . 37
     4.12 Collective Bargaining Agreements . . . . . . . . . . 37
     4.13 Insurance Policies . . . . . . . . . . . . . . . . . 37
     4.14 Transfer of DPBL Shares. . . . . . . . . . . . . . . 38

ARTICLE 5 COVENANTS OF THE PARTIES . . . . . . . . . . . . . . 38
     5.01 Approvals of Third Parties; Satisfaction of
          Conditions to Closing  . . . . . . . . . . . . . . . 38
     5.02 Confidentiality. . . . . . . . . . . . . . . . . . . 38
     5.03 Trade Secrets, Confidential Information and
          Noncompetition Covenants . . . . . . . . . . . . . . 40
     5.04 Tax Matters. . . . . . . . . . . . . . . . . . . . . 43
     5.05 Other Matters. . . . . . . . . . . . . . . . . . . . 45
     5.06 Employee Matters . . . . . . . . . . . . . . . . . . 46
     5.07 Bottling Rights. . . . . . . . . . . . . . . . . . . 47
     5.08 No Sales to Certain Competitors. . . . . . . . . . . 48
     5.09 Right of First Negotiation . . . . . . . . . . . . . 49
     5.10 Certain Brand Acquisitions . . . . . . . . . . . . . 49
     5.11 Australia. . . . . . . . . . . . . . . . . . . . . . 49
     5.12 South Africa . . . . . . . . . . . . . . . . . . . . 50
     5.13 Rose's Beverages . . . . . . . . . . . . . . . . . . 50
     5.14 Mexican COBO-Tecate Facility . . . . . . . . . . . . 50
     5.15 Germany. . . . . . . . . . . . . . . . . . . . . . . 50

     5.16 Syria. . . . . . . . . . . . . . . . . . . . . . . . 51
     5.17 Zimbabwe . . . . . . . . . . . . . . . . . . . . . . 51
     5.18 India. . . . . . . . . . . . . . . . . . . . . . . . 52
     5.19 Chinese Joint Venture. . . . . . . . . . . . . . . . 52
     5.20 Support Agreements; Concentrate Agreement. . . . . . 52
     5.21 Facilitation Payments. . . . . . . . . . . . . . . . 53
     5.22 Year 2000 Compliance . . . . . . . . . . . . . . . . 53
     5.23 Environmental Compliance . . . . . . . . . . . . . . 54
     5.24 Debt . . . . . . . . . . . . . . . . . . . . . . . . 54
     5.25 Non-Assignable Contracts, Licenses, etc. . . . . . . 54
     5.26 Replacement of CS Guarantees . . . . . . . . . . . . 55
     5.27 Schweppes EEIG . . . . . . . . . . . . . . . . . . . 55
     5.28 Invoicing of CC&SB for Certain Matters . . . . . . . 55
     5.29 Certain Furniture and Equipment. . . . . . . . . . . 55
     5.30 Trademark Cooperation  . . . . . . . . . . . . . . . 55
     5.31 Acquired Receivables . . . . . . . . . . . . . . . . 55

ARTICLE 6 CONDITIONS TO CS'S OBLIGATIONS . . . . . . . . . . . 56
     6.01 Conditions to the Threshold Closing. . . . . . . . . 56
     6.02 Conditions to Each Subsequent Closing. . . . . . . . 57
     6.03 CS Country Conditions. . . . . . . . . . . . . . . . 58

ARTICLE 7 CONDITIONS TO KO'S OBLIGATIONS . . . . . . . . . . . 58
     7.01 Conditions to the Threshold Closing. . . . . . . . . 58
     7.02 Conditions to the Subsequent Closing . . . . . . . . 59
     7.03 KO Country Conditions. . . . . . . . . . . . . . . . 61
     7.04 Resolution of Certain Disputes . . . . . . . . . . . 62

ARTICLE 8 CLOSINGS . . . . . . . . . . . . . . . . . . . . . . 62
     8.01 Threshold Closing Date . . . . . . . . . . . . . . . 62
     8.02 Subsequent Closing Dates . . . . . . . . . . . . . . 62
     8.03 Closing Requirements . . . . . . . . . . . . . . . . 62

ARTICLE 9 INDEMNIFICATION. . . . . . . . . . . . . . . . . . . 63
     9.01 KO Remedies. . . . . . . . . . . . . . . . . . . . . 63
     9.02 CS Remedies. . . . . . . . . . . . . . . . . . . . . 67
     9.03 Survival of Representation and Warranties. . . . . . 68
     9.04 Notice of Claim. . . . . . . . . . . . . . . . . . . 69
     9.05 Defense. . . . . . . . . . . . . . . . . . . . . . . 69

ARTICLE 10 TERMINATION PRIOR TO CLOSING. . . . . . . . . . . . 70
    10.01 Termination  . . . . . . . . . . . . . . . . . . . . 70
    10.02 Termination of Obligations . . . . . . . . . . . . . 71

ARTICLE 11 MISCELLANEOUS . . . . . . . . . . . . . . . . . . . 71
    11.01 Entire Agreement . . . . . . . . . . . . . . . . . . 71
    11.02 Parties Bound by Agreement; Successors
          and Assigns  . . . . . . . . . . . . . . . . . . . . 71
    11.03 Counterparts . . . . . . . . . . . . . . . . . . . . 72
    11.04 Amendment, Modification and Waiver . . . . . . . . . 72
    11.05 Expenses . . . . . . . . . . . . . . . . . . . . . . 72
    11.06 Notices  . . . . . . . . . . . . . . . . . . . . . . 72
    11.07 Further Cooperation  . . . . . . . . . . . . . . . . 72
    11.08 Governing Law; Construction  . . . . . . . . . . . . 72
    11.09 Arbitration  . . . . . . . . . . . . . . . . . . . . 73
    11.10 Public Announcements . . . . . . . . . . . . . . . . 74
    11.11 No Third-Party Beneficiaries . . . . . . . . . . . . 74
    11.12 Specific Performance . . . . . . . . . . . . . . . . 74
    11.13 Severability . . . . . . . . . . . . . . . . . . . . 74
    11.14 Definitions and Rules and Construction . . . . . . . 74

             AMENDED AND RESTATED PURCHASE AGREEMENT

     THIS AMENDED AND RESTATED PURCHASE AGREEMENT (this "Agreement"), dated as of December 11, 1998, among THE COCA-COLA COMPANY, a corporation organized and existing under the laws of Delaware, U.S.A. ("KO"), ATLANTIC INDUSTRIES, a company organized and existing under the laws of the Cayman Islands ("AI"), and CADBURY SCHWEPPES PLC, a company organized and existing under the laws of England and Wales ("CS");

                     W I T N E S S E T H:

     WHEREAS, CS desires to sell, and to cause the other CS Parties (as defined in Section 1.01(a)) to sell, to KO or the KO Buyers (as defined in Section 1.01(a)), and KO desires to buy, or to cause the KO Buyers to buy, from the CS Parties, the Assets (as defined in Section 1.01(a)), subject to the assumption by the KO Parties of certain liabilities as specified herein;

     WHEREAS, the parties desire to enter into certain other transactions and agreements in connection with the foregoing purchases and sales, all as further described in this Agreement;

     WHEREAS, the parties believe that the transactions contemplated by this Agreement will create mutual benefit by enhancing the competitiveness and growth of KO- and CS-branded beverages and the entire commercial beverages market worldwide;
and

     WHEREAS, the respective Board of Directors of each party to this Agreement has authorized such party to execute, deliver and perform this Agreement;

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

                             ARTICLE 1

                         PURCHASE AND SALE

     1.01 PURCHASE AND SALE.

          (a) Upon the terms and subject to the conditions of this Agreement, CS agrees to, and agrees to cause the subsidiaries of CS which own any of the assets set forth below, substantially all of which subsidiaries are set forth on Schedule 1.01A (together with CS, the "CS Parties") to, sell at the Applicable Closing (as defined in Section 1.01(e)), and KO agrees to buy, or to cause AI or certain other wholly-owned (other than for nominee shares, director qualifying shares and similar shares) subsidiaries of KO to be determined by KO (collectively with AI, the "KO Buyers," and together with KO, the "KO Parties") to buy, from the CS Parties at the Applicable Closing:

               (i) good, valid and marketable right, title and interest, free and clear of any Security Interests (as defined in Section 2.04(a)), in and to all of the issued and outstanding shares of capital stock (the "Shares") of the company set forth on Schedule 1.01(a)(i) (the "Purchased Company");

               (ii) all right, title and interest of CS and its Affiliates (as defined below) in and to all of the Owned Trademarks (as defined in Section 2.13(a)) to the extent not otherwise acquired pursuant to Section 1.01(a)(i) above (the "Directly Acquired Trademarks"), including the goodwill associated with the Directly Acquired Trademarks and all applications and common law rights related thereto and all rights to sue and recover from third parties damages for past, present and future infringements or dilution of or any other damages or injury to the Directly Acquired Trademarks (the "Related Rights");

               (iii) all right, title and interest of CS and its Affiliates in and to all other assets not included in Sections 1.01(a)(i) and (ii) above, wherever located, used by the CS Parties in connection with and primarily related to the beverages business of CS and its Affiliates (outside of the United States, South Africa, Australia and France) or otherwise used primarily in connection with the Owned Trademarks, including, without limitation, all tangible and intangible assets owned by the CS Parties and currently employed for the production of concentrates and syrups (including concentrate/juice production plants in Athy, Ireland (to the extent not otherwise acquired pursuant to Section 1.01(a)(i) above) and Carcagente, Spain and all related assets and equipment, including billing functions, accounting and information management functions and other support services (the concentrate/juice production plants in Athy, Ireland (together with all related assets and equipment, the "Athy Plant") and Carcagente, Spain (together with all related assets and equipment, the "Carcagente Plant") and all such related assets and equipment, including such billing functions, accounting and information management functions and other support services being referred to herein collectively as the "Plants")) in the beverages business of CS and its Affiliates (outside of the United States, South Africa, Australia and France) or otherwise primarily used in connection with the Owned Trademarks; the right to use all Know-how (as defined below); any and all other intellectual property or proprietary rights owned by CS or any of its Affiliates contained in advertising, promotional material, packaging material or other material used in connection with the sale, offer of sale or distribution of products bearing or embodying the Owned Trademarks or Licensed Rights (as defined in Section 2.13(a)) or otherwise used primarily in, or held primarily for the benefit of, the beverages business of CS and its Affiliates outside the United States, South Africa, Australia and France;
any trademark(s) owned by the CS Parties, the Purchased Company or the Subsidiaries (as defined in Section 2.01(b)) that are identical to or confusingly similar to any Owned Trademark in the same country and for substantially similar goods as such Owned Trademark ("Omitted Trademarks"); all Contracts (as defined in Section 2.20(a)), to the extent assignable, to which CS or any Affiliate of CS is a party outside of the United States, South Africa, Australia and France primarily relating to any of the foregoing or any of the Owned Trademarks, including all bottling and distribution agreements relating thereto; any other assets which would reasonably be expected to be included in the transactions contemplated by this Agreement and the Transaction Documents; and including without limitation all of the assets and rights set forth on Schedule 1.01(a)(iii) (collectively, the "Other Assets"), but specifically excluding the Excluded Assets (as defined below).

     The Shares and the assets of the Purchased Company and the Subsidiaries (as defined in Section 2.01(b)), the Directly Acquired Trademarks, the Related Rights and the Other Assets are referred to herein as the "Assets." "Know-how" shall include all proprietary formulae, ingredient specifications, bottling formulae, packaging specifications and other proprietary technical information and knowledge owned by CS or its Affiliates or the Purchased Company or the Subsidiaries used in connection with the beverages business of CS and its Affiliates outside of the United States, South Africa, Australia and France.

     Notwithstanding the foregoing, it is expressly understood that the term "Assets" shall not include the following "Excluded Assets" except to the extent set forth on Schedules 1.01(a)(i) or
(iii) or Schedule 2.13(a)(i): (1) the technical facilities and employees of CS located in Trumbull, Connecticut, U.S.A.; (2) all Know-how in the Excluded Countries (as defined in Section 1.01(d)); (3) any Assets (other than Owned Trademarks) owned by the Purchased Businesses (as defined in Section 1.06) in any Excluded Country and not primarily related to the Purchased Businesses acquired by the KO Buyers, until such time as an Applicable Closing occurs with respect to such Purchased Businesses; (4) all trademarks, trademark registrations and trademark applications in the United States, South Africa and France and all other assets and properties related to the beverages business of CS and its Affiliates in the United States, South Africa, France and Australia (and not primarily related to the beverages business of CS and its Affiliates outside the United States, South Africa, Australia and France) other than the Assumed Lease (as defined in Section 1.06(a)(iii)) with respect to certain property in Florida, U.S.A.; (5) the company owned bottling operations of CS in Belgium, Mexico (the "Mexican COBO"), Spain, Portugal and Zambia and CS's equity interest in a bottling company in Zimbabwe (the "CS COBO Operations") and the German Joint Venture (as defined in Section 5.15); (6) all rights to the "Concentrate Surcharge" as defined under and paid pursuant to Clause 4.4 of each of the Licensor Agreements (as defined in the Letter (the "Brands Letter"), dated June 3, 1996, as restated and re-executed on February 10, 1997, between CS and Coca-Cola Enterprises Inc.), as such Licensor Agreements may have been amended; (7) any cash and cash equivalents of the Purchased Businesses as of the Applicable Closing Date; (8) all trademarks, trademark registrations and trademark applications owned by the Purchased Company or the Subsidiaries that are not Owned Trademarks or Omitted Trademarks and all other intellectual property or proprietary rights owned by the Purchased Company or the Subsidiaries contained in advertising, promotional material, packaging material or other material of the Purchased Company or the Subsidiaries which does not embody the Owned Trademarks or Omitted Trademarks; and (9) any assets and properties of the Purchased Company and the Subsidiaries that are not related to the beverages business of CS and its Affiliates outside the United States, South Africa, Australia and France.

     KO and CS recognize that trademarks in Australia have not been included in the Owned Trademarks. After the date of this Agreement, KO and CS shall negotiate in good faith, in connection with the negotiations under Section 5.11, (i) which trademarks in Australia will be included in the Owned Trademarks and transferred to the KO Parties at the Threshold Closing and (ii) the representations, warranties and covenants of the parties relating thereto. Such

Australian trademarks which are identical or substantially identical to those registrations and applications included in the Owned Trademarks shall be transferred to the KO Buyers at the Threshold Closing, whether or not such an agreement has been reached.

          (b) The parties recognize that the transactions contemplated by this Agreement and the Transaction Documents (as defined in Section 3.02) provide for the transfer from the CS Parties to the KO Buyers of Assets and Assumed Liabilities (as defined in Section 1.06(a)) in numerous countries throughout the world and that the conditions to the closing of the transactions contemplated by this Agreement and the Transaction Documents specified in Articles 6 and 7 may be satisfied in certain countries before such conditions are satisfied in other countries. Accordingly, the parties are prepared, subject to the terms and conditions set forth in this Section 1.01 and in the remainder of this Agreement (including the adjustments to the Purchase Price described in Section 1.02), to consummate the transactions contemplated by this Agreement and the Transaction Documents with respect to the Purchased Businesses in certain countries prior to the consummation of the transactions contemplated by this Agreement and the Transaction Documents with respect to the Purchased Businesses in other countries. However, the parties recognize and understand that the transactions contemplated by this Agreement and the Transaction Documents in any event must include the Purchased Businesses in certain countries in order for KO to receive sufficient benefit from the transactions contemplated hereby and thereby, even taking into account the Purchase Price adjustments described in Section 1.02.
Accordingly, it is expressly agreed that none of the transactions contemplated by this Agreement and the Transaction Documents shall be consummated unless the conditions to closing specified in Articles 6 and 7 have been satisfied or waived by the appropriate parties with respect to the Purchased Businesses in the countries set forth on Schedule 1.01(b) (the "Threshold Condition").

          (c) If the Threshold Condition is satisfied, then at the closing of the transactions contemplated by this Agreement and the Transaction Documents with respect to the Purchased Businesses in the countries sufficient to satisfy the Threshold Condition (the "Threshold Closing"), the parties shall consummate the transactions contemplated by this Agreement and the Transaction Documents in such countries and shall consummate the transactions contemplated by this Agreement and the Transaction Documents with respect to the Purchased Businesses in each other country with respect to which the conditions to closing specified in Articles 6 and 7 have been satisfied or waived by the appropriate parties. The date of the Threshold Closing is referred to herein as the "Threshold Closing Date." Notwithstanding anything in this Agreement to the contrary, CS shall cause the CS Parties to transfer each of the Plants to the KO Buyers at the Threshold Closing even if the remaining Purchased Businesses in Ireland and Spain cannot be transferred at the Threshold Closing because the conditions to closing with respect thereto have not been satisfied.

          (d) If the Threshold Condition is satisfied but not all of the Purchased Businesses in all countries are transferred to the KO Buyers at the Threshold Closing, then unless otherwise prohibited by law, at the Threshold Closing the CS Parties shall assign, transfer and deliver to the KO Buyers all right, title and interest of the CS Parties in and to all the Owned Trademarks in all countries throughout the world (excluding the United States, South Africa and

France) (the countries in which the KO Buyers are unable to purchase the Purchased Businesses being referred to herein as the "Excluded Countries"), even if KO is unable to purchase the Purchased Businesses in any such country. In such event, CS or a subsidiary of CS and KO or a subsidiary of KO shall enter into an exclusive royalty-free, freely transferable license agreement (an "Excluded Country License Agreement"), with a right to sublicense, in form and substance reasonably satisfactory to the parties pursuant to which KO or such subsidiary will grant to CS or such subsidiary (and any transferee of CS or such subsidiary) the right to use in perpetuity such Owned Trademarks in the Excluded Countries or until such time as KO purchases the Assets related to such Owned Trademarks in any such Excluded Country. Such Excluded Country License Agreement shall include, without limitation, terms providing CS with brand extension and rights to new packaging, and brands, trademark, trade name or similar rights connected or associated with such Owned Trademarks. In the case of Owned Trademarks owned by the Purchased Company or a Subsidiary in the Excluded Countries, the Purchased Company or Subsidiary shall prior to the Threshold Closing (i) if not prohibited by law, retain such Owned Trademarks, in which case such Purchased Company or Subsidiary shall enter into an Excluded Country License Agreement with CS or a wholly owned subsidiary of CS with respect to such Owned Trademarks or (ii) if the retention of such Owned Trademarks would be prohibited by law, transfer to CS or a wholly owned subsidiary of CS for fair market value all of its right, title and interest in such Owned Trademarks. If the KO Buyers shall subsequently purchase the Purchased Businesses in any Excluded Country pursuant to this Article 1 at a Subsequent Closing, the value of such Purchased Businesses shall be as set forth on Schedule 1.02(b)-1 as if such businesses continued to own the Owned Trademarks and related rights in such country.

          (e) Following the Threshold Closing and for a period ending on the last business day of the first quarterly period (i.e., the last business day on or prior to March 31, June 30, September 30 or December 31) ending following the fifth anniversary of the Threshold Closing Date (the "Subsequent Closing Expiration Date"), as the conditions to the closing of the transactions contemplated by this Agreement and the Transaction Documents specified in Articles 6 and 7 with respect to the Purchased Businesses in a country become capable of being satisfied (or are waived by the appropriate parties), the parties shall consummate the transactions contemplated by this Agreement and the Transaction Documents associated with such Purchased Businesses in such country on the last business day of the first quarterly period (i.e., the last business day on or prior to March 31, June 30, September 30 or December 31) following the satisfaction of such conditions and such other date as may be agreed by the parties; provided, however, that, except for any Applicable Closing on the Subsequent Closing Expiration Date, no such Applicable Closing shall occur until the passage of at least thirty days following satisfaction of such conditions. Each such closing is referred to herein as a "Subsequent Closing," and the Threshold Closing and each Subsequent Closing are referred to herein individually, as the context may require, as an "Applicable Closing." The date of a Subsequent Closing is referred to herein as a "Subsequent Closing Date," and the date of an Applicable Closing is referred to herein, as the context may require, as an "Applicable Closing Date."

          (f) Notwithstanding the foregoing, KO shall determine whether the property listed in item 9 (collectively, the "Malvern Facility") on Schedule 1.01(a)(iii) will be transferred to KO
(and whether the Assumed Lease on Schedule 1.06(a)(iii) relating to the Malvern Facility will be assumed by KO) at the Threshold Closing or at a Subsequent Closing. The parties agree that the properties listed in such items 9(a) and 9(b) must be transferred to the KO Parties at the same time.

     1.02 PURCHASE PRICE.

          (a) Subject to Section 1.02(b), the aggregate purchase price (the "Purchase Price") for the Purchased Businesses shall be (i) cash in an amount equal to (A) U.S.$1,720,000,000 minus
(B) the Assumed Debt (as defined in Section 5.24), excluding any Assumed Debt included in the calculation of the Working Capital Adjustment, plus (C) the Working Capital Adjustment (which may be positive or negative), plus (D) cash on hand of the Purchased Company and the Subsidiaries (collectively, the "Cash Portion"), and (ii) an interest-free registered note substantially in the form of Exhibit 1.02 issued by KO, AI or another KO Buyer (which if so issued by AI or another KO Buyer shall be guaranteed by KO) to the CS Party designated by CS on the Threshold Closing Date in the principal amount of U.S.$180,000,000 and payable on the tenth anniversary of the Threshold Closing Date (the "Note").

          (b) If the Threshold Condition is satisfied but not all of the Purchased Businesses are transferred to the KO Buyers at the Threshold Closing, then the Purchase Price to be paid at the Threshold Closing shall be reduced (first by reducing the Cash Portion of the Purchase Price and then next by reducing the principal amount of the Note) on a country by country basis as provided in Schedule 1.02(b)-1 by reducing the Purchase Price by the amount specified in Schedule 1.02(b)-1 with respect to each country in respect of which all of the Purchased Businesses are not transferred. If the Threshold Condition is satisfied but the conditions to closing specified in Articles 6 and 7 shall not have been satisfied in any of the countries set forth on Schedule 1.02(b)-2, then the Purchase Price payable at the Threshold Closing shall be reduced by an amount equal to (i) 130% of the amount specified in Schedule 1.02(b)-1 as the agreed upon value of such country in the case of the countries set forth on Schedule 1.02(b)-3 and (ii) 120% of the amount specified in Schedule 1.02(b)-1 as the agreed upon value of such country in the case of the countries set forth on Schedule 1.02(b)-4.

          (c) The amount of the Purchase Price to be paid at a Subsequent Closing in a given country shall equal (i) (A) the amounts corresponding to the Purchased Businesses being purchased at such Subsequent Closing as provided in Schedule 1.02(b)-1, multiplied by (B) (I) 100%, if the Subsequent Closing occurs on or prior to the third anniversary of the Threshold Closing, (II) 103%, if the Subsequent Closing occurs following the third anniversary of the Threshold Closing but on or prior to the fourth anniversary of the Threshold Closing, or (III) 106% if the Subsequent Closing occurs following the fourth anniversary of the Threshold Closing, minus (ii) Assumed Debt, if applicable, with respect to such Purchased Businesses (except for any Assumed Debt included in the calculation of the Working Capital Adjustment) plus (iii) the Working Capital Adjustment with respect to such Purchased Businesses (which may be either positive or negative), plus (D) cash and cash equivalents on hand of any of the Purchased Company or the Subsidiaries, if any, being transferred at such Subsequent Closing, if the Purchased Company and the Subsidiaries have not been previously transferred. If there is a

Subsequent Closing in any of the countries listed on Schedule 1.02(c)-1 the amounts in clause (i) above with respect to such Purchased Businesses in such country shall equal 30% of the amount specified in Schedule 1.02(b)-1 as the agreed upon value of such country plus the amount determined by clause (i) for such country. Likewise, if there is a Subsequent Closing in any of the countries listed on Schedule 1.02(c)-2, the amounts in clause (i) above with respect to such Purchased Businesses in such country shall equal 20% of the amount specified in Schedule 1.02(b)-1 as the agreed upon value of such country plus the amount determined by clause (i) for such country. With respect to any country not listed specifically on Schedule 1.02(b)-1, the amount corresponding to such country for purposes of the Purchase Price shall be equal to (x) the total value attributed to the group in which such country is a member, multiplied by (y) a fraction, the numerator of which shall be the volume of carbonated soft drink beverages sold during fiscal year 1997 by CS in such country, and the denominator of which shall be the volume of carbonated soft drink beverages sold during fiscal year 1997 by CS with respect to the entire group in which such country is a member. Schedule 1.02(c)-3 indicates to which group each country that is not specifically identified on Schedule 1.02(b)-1 belongs.

          (d) As used herein, the term "Debt" shall mean the current and long-term portions of any liabilities or obligations of the Purchased Businesses or related to the Assets that would be reflected as indebtedness for borrowed money on a balance sheet prepared in accordance with United Kingdom generally accepted accounting principles ("UK GAAP"), including, without limitation, (i) any obligations for borrowed money of the Purchased Businesses or relating to any of the Assets, and (ii) all obligations of the Purchased Businesses or relating to any of the Assets evidenced by bonds, debentures, notes or other similar instruments.

          (e)  As used herein, the phrase "Working Capital
Adjustment" shall mean an amount (converted to U.S. dollars based on the closing exchange rate on the date of the Applicable
Closing), whether positive or negative, equal to (A) (i) the sum of the line items "Stocks," "Trade/Other Debtors" and "Intercompany Current Accounts" (if positive), of the Carcagente
Plant, as defined in accordance with the CS Group Hyperion
Reporting System (the "CS Hyperion Reporting System") in each case as determined in accordance with UK GAAP on a basis consistent with past practice, minus (ii) the sum of the line items "Trade/Other Creditors" and the absolute value of "Intercompany Current Accounts" (if negative) as defined in accordance with the CS Hyperion Reporting System, in each case as determined in accordance with UK GAAP on a basis consistent with past practice, minus (iii) 2,800,000 British pounds; plus (B) (i) the sum of the line items "Stocks," "Trade/Other Debtors" and "Intercompany Current Accounts" (if positive) of the Athy Plant, as defined in accordance with the CS Hyperion Reporting System, in each case as determined in accordance with UK GAAP on a basis consistent with past practice, minus (ii) the sum of "Trade/Other Creditors" and the absolute value of "Intercompany Current Accounts" (if negative), in each case as determined in accordance with UK GAAP on a basis consistent with past practice, minus (iii) 2,000,000
British pounds. For purposes of the foregoing, the working capital of the Athy Plant shall be determined based upon the principles applied in the CS Hyperion Reporting System as reflected in the Plant Balance Sheet relating to the Athy Plant, and specifically shall not include any working capital of the Purchased Company and Subsidiaries other than that of the Athy Plant.

     1.03 PAYMENTS AT CLOSINGS.

          (a) Upon the terms and subject to the conditions of this Agreement, on the Applicable Closing Date, KO shall, or shall cause the KO Buyers to, pay to the CS Parties the Preliminary Purchase Price (or portion thereof) as determined in accordance with Section 1.03(b).

          (b) Not later than seven business days prior to each Applicable Closing Date, the CS Parties shall prepare and deliver to the KO Buyers an estimate of the Assumed Debt, the Working Capital Adjustment (itemized in reasonable detail on an obligation by obligation and item by item basis) and cash and cash equivalents of the Purchased Company and the Subsidiaries as of the close of business on the Applicable Closing Date, and a calculation of the estimated Purchase Price (or portion thereof) (the "Preliminary Purchase Price") to be paid at the Applicable Closing based on such Assumed Debt, Working Capital Adjustment, cash and cash equivalents, and the Purchased Businesses being purchased at such Applicable Closing. The calculations of the Assumed Debt, Working Capital Adjustment, cash and cash equivalents and the Preliminary Purchase Price shall be accompanied by a certificate of the chief financial officer of each of the CS Parties involved in the Applicable Closing to the effect that such calculations represent a good faith effort accurately to determine such items in a manner consistent with the methods to be used in preparing the Applicable Closing Date Financial Statements.

     1.04 CLOSING DATE FINANCIAL STATEMENTS AND CERTIFICATE OF
          ADJUSTMENTS.

          (a) As soon as practicable after each Applicable Closing Date, the KO Buyers will prepare balance sheets of the Purchased Businesses acquired at such Applicable Closing, which balance sheets shall be prepared as of the close of business on the Applicable Closing Date and income statements of the Purchased Businesses so acquired for the periods from January 4, 1998 through January 2, 1999 and from January 3, 1999 through the Applicable Closing Date. Such balance sheets and income statements shall be prepared in accordance with UK GAAP, consistently applied by the Purchased Businesses so acquired in relation to the Financial Statements (as defined in Section 2.07(a)), such that such balance sheets and income statements give a true and fair view of the financial position and results of operations of the Purchased Businesses so acquired at the date of such balance sheets and income statements and for the period then ended in conformity with UK GAAP, consistently applied by the Purchased Businesses so acquired in relation to the Financial Statements. Such balance sheets and income statements are referred to herein respectively as the "Applicable Closing Date Balance Sheets" and the "Applicable Closing Date Income Statements" and are referred to herein collectively as the "Applicable Closing Date Financial Statements."

          (b) The Applicable Closing Date Financial Statements shall be delivered by the KO Buyers and the accountants designated by the KO Buyers (the "KO Accountants") to the CS Parties as promptly after such Applicable Closing Date as practicable but in no event later than 120 days following the Applicable Closing Date. During the preparation of the Applicable Closing Date Financial Statements (and during the period of time contemplated by this Section

1.04(b) and Section 1.04(c)), KO shall cause KO's Accountants to keep CS's independent accountants ("CS's Accountants") reasonably informed of the information being used to prepare the Applicable Closing Date Financial Statements and shall provide CS's Accountants with reasonable access to all relevant materials, including without limitation all work papers of KO's Accountants and access to the books and documents of the Purchased Businesses. The Applicable Closing Date Financial Statements shall be accompanied by a statement signed by the chief financial officer of KO (the "Certificate of Adjustments") containing a calculation of the Assumed Debt, the Working Capital Adjustment and cash and cash equivalents of the Purchased Company and the Subsidiaries with respect to the Purchased Businesses so acquired as of the Applicable Closing Date and a calculation of the Purchase Price based on such Assumed Debt and Working Capital Adjustment (the "Final Purchase Price"). The determination of the Assumed Debt, the Working Capital Adjustment and cash and cash equivalents of the Purchased Company and the Subsidiaries as of the Applicable Closing Date and the Final Purchase Price as calculated by the KO Buyers shall be binding on the CS Parties if CS has not delivered written notice (the "Objection Notice") of objection to the Applicable Closing Date Financial Statements and/or the Certificate of Adjustments to the KO Buyers within 30 business days following the receipt by the CS Parties of the Applicable Closing Date Financial Statements and the Certificate of Adjustments.

          (c) CS shall, and shall cause the CS Parties to, provide the KO Parties and the KO Accountants with such management letters, certificates, representations and other documents as in the reasonable judgment of the KO Parties and the KO Accountants are necessary in order to make the statements contained in the Certificate of Adjustments or to permit the KO Accountants to render an opinion that the Applicable Closing Date Financial Statements give a true and fair view of the financial position and results of operations of the Purchased Businesses so acquired at the date of such balance sheets and for the periods then ended in conformity with UK GAAP, consistently applied by the Purchased Businesses in relation to the Financial Statements. Any Objection Notice shall state in reasonable detail the items and calculations objected to, and the KO Parties, the CS Parties and their respective accountants will seek in good faith, for a period of 30 business days following delivery of any Objection Notice, to resolve promptly the matters set forth in the Objection Notice. If the parties are unable to resolve such differences during such 30 business day period, the parties will submit the matter for the review of Deloitte & Touche or such other internationally recognized public accounting firm as may be mutually agreed to by KO and CS (the "Review Accounting Firm"), and the review by the Review Accounting Firm shall be limited solely to such items and calculations as were addressed in the Objection Notice and have not been resolved by the parties.
The parties shall cause the Review Accounting Firm to review as promptly as practicable, subject to the limitations of the previous sentence, the preparation of the Applicable Closing Date Financial Statements and Certificate of Adjustments and the calculation of the Final Purchase Price set forth therein and to make, subject to the limitations of the previous sentence, such corrections thereto as it deems appropriate consistent with the terms of this Agreement. The Review Accounting Firm shall issue a written report of its review, setting forth in reasonable detail its calculation of the Final Purchase Price. The determination of the Final Purchase Price as calculated by the Review Accounting Firm shall be conclusive and binding on the KO Parties, the CS Parties and the Purchased Businesses.

          (d) The fees and expenses of the accountants to the CS Parties for the services referred to herein shall be paid for by the CS Parties. The fees and expenses of the KO Accountants shall be paid by the KO Parties. If differences are submitted to the Review Accounting Firm, its fees and expenses shall be shared equally by the CS Parties, on the one hand, and the KO Parties, on the other.

     1.05 POST-CLOSING ADJUSTMENTS. On or before the date that is ten business days following the date of the final determination of the Final Purchase Price in accordance with
Section 1.04:

          (a) If the Preliminary Purchase Price is less than the Final Purchase Price, the KO Buyers shall pay to the CS Parties an amount in cash equal to the difference, together with interest on such amount for the period from the Applicable Closing Date to the date of such payment at a rate equal to the United States Fed Funds Rate, as from time to time in effect and as calculated based upon a 360-day year (the "Rate").

          (b) If the Preliminary Purchase Price is greater than the Final Purchase Price, CS shall cause the CS Parties to pay to the KO Buyers an amount in cash equal to such difference, together with interest on such amount for the period from the Applicable Closing Date to the date of such payment at a rate equal to the Rate.

     1.06 ASSUMED LIABILITIES; EXCLUDED LIABILITIES

          (a) The KO Buyers shall purchase the Assets (including the Purchased Company and the Subsidiaries) free and clear of any liabilities or obligations whatsoever, except for the following (the "Assumed Liabilities " and, together with the Assets, the "Purchased Businesses"):

               (i) all liabilities relating to the Plants, but only to the extent such liabilities are both (A) reflected and adequately reserved against in the balance sheets of the Plants as of the Threshold Closing as prepared in accordance with
Section 1.04, and (B) have been incurred in the ordinary course of the business of the Plants and consistent with past practices and are consistent in all material respects in nature and amount with the liabilities reflected and adequately reserved against in the balance sheets of the Plants included as Schedule 1.06(a)(i) (the "Plant Balance Sheets");

               (ii) all liabilities and obligations under (A) the bottling and distribution agreements set forth on Schedule 2.20(c) (the "Bottling and Distribution Agreements"), including any marketing commitments with respect thereto (other than the Supplemental Contributions (as defined in Section 9.01(a)(ix)), and (B) any Contracts relating to the Plants, in each case of clauses (A) and (B) in respect only of periods after the Applicable Closing, and in addition in the case of marketing commitments and Contracts relating to the Plants only to the extent entered into in the ordinary course of business consistent with past practice or disclosed on Schedule 1.06(a)(ii);

               (iii) all liabilities and obligations in respect only of periods after the Applicable Closing under the real property lease agreements set forth on Schedule 1.06(a)(iii)
(the "Assumed Leases");

               (iv) any Assumed Debt, to the extent included in the calculation of the Final Purchase Price;

               (v) all liabilities and obligations in respect only of periods after the Applicable Closing under any furniture or equipment leases relating to the beverages business of CS and its Affiliates outside the United States, but only to the extent KO elects to assume any such liabilities or obligations under
Section 5.29; and

               (vi) all liabilities and obligations to the extent specifically provided to be assumed by KO in Sections 5.06 and 5.31(a).

          (b) Except as set forth in Section 1.06(a) or Section 9.02(a)(v), the KO Buyers shall not be liable for or responsible for any liabilities or obligations whatsoever in respect of any events, circumstances, conditions or facts prior to the Applicable Closing Date of any of the Purchased Businesses or relating to any of the Assets or CS's beverages businesses or other businesses, whether accrued, absolute, contingent, known, unknown or otherwise (the "Excluded Liabilities"). CS shall be responsible for, shall assume and shall retain all such Excluded Liabilities (whether or not any such Excluded Liabilities are liabilities or obligations of the Purchased Company or the Subsidiaries).

     1.07 METHOD OF PAYMENT. All payments from one party to another under this Agreement shall be made in U.S. dollars by wire transfer of immediately available funds to such account as may be reasonably designated by the party to receive such payments.

     1.08 CONVEYANCE DOCUMENTS. At each Applicable Closing, CS shall, and shall cause the other CS Parties to, enter into conveyance documents in such form as may be reasonably requested by KO and the KO Buyers (the "Conveyance Documents"), which documents will, among other things, provide for the valid and effective transfer of title in and to the Assets to the KO Buyers to be acquired at such Applicable Closing, and the assumption or retention by the CS Parties of the Excluded Liabilities. In addition, at each Applicable Closing, KO shall, or shall cause the other KO Buyers to, enter into assumption documents in such form as may be reasonably requested by the CS Parties (the "Assumption Documents"), which documents will provide for the assumption by the KO Buyers of the Assumed Liabilities.

                             ARTICLE 2

                 CS REPRESENTATIONS AND WARRANTIES

     CS represents and warrants to KO as of the date hereof and as of each Applicable Closing Date (with respect to the Purchased
Businesses being transferred as of such Applicable Closing Date) that:

     2.01 ORGANIZATION, ETC.

          (a) Each of the CS Parties and the Purchased Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Purchased Company has all requisite power and authority, corporate or otherwise, to carry on and conduct its business in all material respects and to own or lease its properties and assets, and is duly qualified and in good standing in each jurisdiction in which the conduct of its business or the ownership of its properties and assets requires it to be so qualified.

          (b) Schedule 2.01(b) sets forth a correct and complete list of each corporation, association, subsidiary, partnership, limited liability company or other entity of which the Purchased Company owns or controls, directly or indirectly, 20% or more of the outstanding equity interests (such entities are hereinafter referred to as "Subsidiaries"). Except as set forth in Schedule 2.01(b), there is no corporation, association, subsidiary, partnership, limited liability company or other entity of which the Purchased Company owns or controls, directly or indirectly, any outstanding equity interests. The Purchased Company owns, directly or indirectly, all of the equity interests of each Subsidiary, free and clear of any Security Interests. All of the outstanding capital stock of each Subsidiary has been duly authorized and is validly issued, fully paid and nonassessable, and not subject to any preemptive rights. There are no voting trusts or other agreements or understandings with respect to the voting of capital stock or other equity interests of any Subsidiary. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the power and authority necessary for it to own or lease its properties and assets and to carry on its business in all material respects as it is now being conducted. Each Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary.

          (c) CS has made available to KO complete, true and correct copies of the charter documents and bylaws of CS, the Purchased Company and the Subsidiaries. The minutes of directors' and shareholders' meetings and the stock records of the Purchased Company and the Subsidiaries that have been made available to KO are in all material respects the complete, true and correct records of directors' and shareholders' meetings and stock issuances through and including the date of this Agreement and constitute all the minutes and stock records in existence.

          (d)  The officers and directors of the Purchased
Company and the Subsidiaries as of the date of this Agreement are listed in Schedule 2.01(d).

     2.02 AUTHORIZATION; ENFORCEABILITY. CS has all requisite corporate power and authority to execute and deliver this Agreement, and CS and each of the other CS Parties shall, at the time of execution and delivery of such documents at each Applicable Closing, have all requisite corporate power and authority to execute and deliver the other agreements to be entered into by any of such parties pursuant to this Agreement (the "Seller Transaction Documents") and to carry out their respective obligations with respect to the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Transaction Documents by each of the CS Parties which is a party thereto and the consummation of the transactions contemplated hereby and thereby have been, or in the case of the CS Parties other than CS will be at the time of execution and delivery of such documents, duly authorized by all necessary corporate action on the part of each such party. This Agreement has been (and the other Seller Transaction Documents will be at the Threshold Closing or at a Subsequent Closing, as applicable) duly and validly executed and delivered by each of the CS Parties which is a party thereto, and (assuming due authorization, execution and delivery by the KO Parties of this Agreement and the Transaction Documents to which they are a party) this Agreement constitutes (and each of the other Seller Transaction Documents will constitute at the Threshold Closing or at a Subsequent Closing, as applicable) a valid and binding agreement of each such party enforceable against it in accordance with its terms.

     2.03 NO CONFLICT.

          (a) Except as may be necessary as a result of any facts or circumstances relating solely to the KO Parties, the execution and delivery of this Agreement and the Seller Transaction Documents by each of the CS Parties which is a party thereto, the consummation of the transactions contemplated hereby and thereby by each of the CS Parties which is a party thereto, and the performance of the covenants and agreements of each of the CS Parties contained herein and therein will not, with or without the giving of notice or the lapse of time, or both (i) to the knowledge of the CS Parties and the Purchased Businesses, require any of the CS Parties or any of the Purchased Businesses to make any material filing or material registration with, or obtain any material permit, material authorization, material consent or material approval of, any Governmental Authority
(as defined in Section 2.03(c)), except for the filings and consents listed in Schedule 2.03 and except for filings, notifications or approvals required under any antitrust or competition laws, (ii) violate or conflict with any of the provisions of any charter instrument, bylaw or other governing documents of any of the CS Parties or the Purchased Company or the Subsidiaries, (iii) except as set forth in Schedule 2.03, in any material respect, violate, conflict with, result in a breach or default under, or result in the termination of, or cause the acceleration of the maturity of any material debt or material obligation pursuant to any term or condition of, any material mortgage, material note, material indenture, material contract, material license, material permit, material instrument or other material agreement or material document to which the Purchased Company or Subsidiaries is a party or by which any of the Purchased Businesses or its properties may be bound (or to which any of the CS Parties is a party or by which it or its properties may be bound in any case, if such violation, conflict, breach, default, termination or acceleration would adversely affect in any material respect the transactions contemplated by this Agreement or would result in a material Loss to any KO Party or any Purchased Business), (iv) to the knowledge of the CS Parties and the Purchased Businesses, and except for filings, notifications or approvals required under any antitrust or competition laws, violate in any material respect any provision of any material statute or material law, any material judgment, material decree, material order, material regulation or material rule of any Governmental Authority or any material arbitration award to which the Purchased Company or Subsidiaries is a party or by which any Purchased Businesses or its properties may be bound (or to which any of the CS Parties is a party or by which it or its properties may be bound in any case if such violation would adversely affect in any material respect the transactions contemplated by this Agreement or would result in a material Loss to any KO Party or any Purchased Business), or
(v) result in the creation or imposition of any material Security Interest upon any material Asset or any other material asset of the Purchased Company or Subsidiaries.

          (b) Except as set forth in Schedule 2.03 and except for filings, notifications or approvals required under any antitrust or competition laws, to the knowledge of the CS Parties and the Purchased Businesses, no material consent or material approval is required by virtue of the execution of this Agreement or the consummation of any of the transactions contemplated hereby to avoid the violation or breach in any material respect of, or the default in any material respect under, or the creation of a material lien on any of the material Assets or any of the material assets of the Purchased Company or Subsidiaries pursuant to the terms of, any material law, material rule, material regulation, material order, material decree or material award of any Governmental Authority or any material mortgage, material note, material license to manufacture and distribute beverages, material lease, material contract or any other material instrument to which the Purchased Company or Subsidiaries is a party or by which any of the Purchased Businesses or any of its properties is bound.

          (c) As used herein, the phrase "Governmental Authority" shall mean any governmental or regulatory authority or instrumentality, or any department or agency thereof, including, without limitation, any court, administrative agency or commission.

     2.04 OWNERSHIP OF THE SHARES.

          (a) Except as set forth on Schedule 2.04, each CS Party owns good and marketable record title to and all beneficial interest in all of the Shares specified on Schedule 2.04 opposite such CS Party's name, which in the aggregate constitute 100% of the share ownership of the Purchased Company. The Shares (i) are validly issued, fully paid and nonassessable, and (ii) are owned by the CS Parties free and clear of any Security Interests, with no defects of title. As used in this Agreement, "Security Interest" shall mean any pledge, security interest, lien, charge, equity, claim, option, right of first refusal or other restriction on transfer of any nature, or any other encumbrance of any nature.

          (b) Each CS Party has the exclusive right, power and authority to vote the Shares owned by such CS Party. No CS Party is party to or bound by any agreement affecting or relating to such CS Party's right to transfer or vote any Shares. There are no proxies outstanding or powers of attorney granted by any CS Party with respect to any Shares.

     2.05 AUTHORIZED AND OUTSTANDING STOCK. The authorized capital stock of the Purchased Company and the Subsidiaries and the number of issued and outstanding shares thereof is set forth in Schedule 2.05. The list of the shareholders of the Purchased Company and the Subsidiaries set forth in Schedule 2.05 is a true, correct and complete list of the record shareholders of such Purchased Company and the Subsidiaries and the number of shares held of record by each such shareholder. None of the Purchased Company or the Subsidiaries or the CS Parties has outstanding or is bound by, any subscriptions, options, warrants, calls, commitments or agreements requiring any of such Persons (as hereinafter defined) to issue or sell or entitling any Person to acquire any shares of capital stock or any other equity security (including any right of conversion or exchange under any outstanding security or other instrument) of the Purchased Company or Subsidiaries, and none of the Purchased Company or the Subsidiaries or the CS Parties is obligated to issue or dispose of any shares of capital stock of the Purchased Company or Subsidiaries for any purpose. All issuances, transfers, purchases or redemptions of the capital stock of the Purchased Company and the Subsidiaries have been in compliance with all applicable agreements and all applicable laws, and all Taxes
(as defined in Section 2.23) thereon have been paid. There are no outstanding obligations of the Purchased Company or the Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of stock of the Purchased Company or the Subsidiaries. There are no shares of capital stock held in the treasury of the Purchased Company or the Subsidiaries. As used in this Agreement, "Person" shall mean an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or any Governmental Authority or any other entity.

     2.06 TRANSFER CLAIMS. None of the CS Parties, the Purchased Company or the Subsidiaries has effected any redemption, purchase or other acquisition from any unaffiliated Person of any capital stock or other equity interests (including any options, warrants or debt convertible into stock, options or warrants) of the Purchased Company or the Subsidiaries (including without limitation by way of merger or consolidation) during the past five years which has given or may give rise to any claim or action by any such Person with respect to any of the foregoing which is enforceable against any of the Purchased Businesses, the CS Parties or the KO Parties.

     2.07 FINANCIAL STATEMENTS.

          (a) Attached as Schedule 2.07 are (i) the audited balance sheets of the Purchased Company and the Subsidiaries as at January 3, 1998, and the related audited statements of income and retained earnings for the periods then ended, together with the related notes thereto (the "Audited Financial Statements"), and, (ii) for the Purchased Businesses, (A) the unaudited management accounts (comprising profit and loss account, balance sheet and cash flow statement) as of January 3, 1998 and for the 53 weeks then ended, and as at November 6, 1998 and for the 44 weeks then ended (the "Unaudited Management Accounts", and together with the Audited Financial Statements, the "Financial Statements"), and (B) unaudited Form 22Bs for the 53 weeks ended January 3, 1998, derived from the Unaudited Management Accounts, showing volume and profitability by brand (the "CS GCAM Statements"). The balance sheets referred to in the Financial Statements are referred to herein as the "1997 Balance Sheets."

          (b) The Audited Financial Statements are based on the books and records of the Purchased Company and the Subsidiaries and have been prepared in accordance with the generally accepted accounting principles applicable in each of the relevant jurisdictions on a basis consistent with past practices of CS and the CS Parties and throughout the periods involved. The Audited Financial Statements present fairly in all material respects the financial condition and results of operations and retained earnings of the Purchased Company and the

Subsidiaries as of such dates or for the periods covered thereby.

          (c) The Unaudited Management Accounts (which include the Plant Balance Sheets and other financial statements relating to the Plants) have been extracted unadjusted from the CS Hyperion Reporting System as used throughout the CS Group of companies (the "CS Group") and presented to the Main Board of CS, and prepared in accordance with CS Group management accounting practice. For key reporting lines, the year-end Unaudited Management Accounts have been reconciled to and are materially consistent with the audited year-end Group statutory accounts which are used for external reporting. The Unaudited Management Accounts are only representative of the businesses being purchased but are those that most closely match the Purchased Businesses. Any material differences between the Unaudited Management Accounts and the individual Purchased Businesses are clearly identified in the reconciliation of GCAM (as defined in Section 2.07(d)) following.

          (d) The CS GCAM Statements represent an analysis of volume, net sales, marketing spend and Gross Contribution after Marketing ("GCAM") of beverage and food brands for each management entity as identified within the CS Hyperion Reporting System. The CS GCAM Statements taken as a whole have been prepared with no material misstatements.

          (e) The net revenues and marketing expenditures as reported in the CS Hyperion Reporting System form the basis for the CS GCAM Statements (beverages and foods) and on consolidation, form the basis of CS's audited Group statutory accounts for the year ended January 3, 1998. The Purchased Businesses do not include foods or selected brands and countries. The "Purchased GCAM" can be reconciled to the consolidated GCAM reflected in CS's Unaudited Management Accounts for the year ended January 3, 1998, and the items below represent all material reconciling items necessary to perform such a reconciliation.

          Total GCAM as per "Unaudited Management Accounts" and "CS GCAM Statement"

Less:     Total foods GCAM

Less:     Total non CS - owned brands GCAM

Less:     Specific brands       -    MOTT's
                                -    Clamato
                                -    Mr and Mrs T
                                -    Energade
                                -    Sunboost
                                -    Brookes (Bromor)
                                -    MIAMI (MOTT's)
                                -    Oasis (Italy)

Less:     Specific countries    -   Puerto Rico (within CSLAMB)
                                -    Australia
                                -    France
                                -    South Africa

Less:     General               -    certain restrictions to
                                     normal concentrate cash flow
                                     arising from minority
                                     holdings in Zimbabwe and
                                     Germany
                                -    500k British pounds adjustment
                                     reflecting pricing and cost
                                     differentials in GB resulting
                                     from a separate CCE Agreement.

Equals:   GCAM of the Purchased Businesses

Notes to reconciliation:

i) For CS COBO operations, the GCAM's represented in the GCAM statements represent full system GCAM.

ii) The GCAM Statements for Germany and Zimbabwe represent full company GCAM's (not only CS's shareholdings).

     2.08 NO UNDISCLOSED LIABILITIES.  Except as set forth on
Schedule 2.08 or as and to the extent reflected and adequately reserved against in the 1997 Balance Sheets or referred to in the notes thereto, as of January 3, 1998, none of the Purchased Businesses had any material liabilities or material obligations, whether accrued, absolute, contingent, known, unknown or otherwise. Except as set forth in Schedule 2.08, since January 3, 1998, none of the Purchased Businesses has incurred any material liabilities or material obligations, except for liabilities and obligations incurred by the Purchased Businesses in the ordinary course of business consistent with past practice.

     2.09 NO VIOLATION OF LAW; LICENSES AND PERMITS. Except as set forth on Schedule 2.09, none of the Purchased Businesses is or, to the knowledge of the CS Parties or the Purchased
Businesses in the past five years has been, in violation in any material respect of applicable material laws, material ordinances, material rules, material regulations, material orders or material decrees, including, without limitation, any antitrust or competition laws. Each of the Purchased Businesses has all material licences, material permits or other material authorizations of Governmental Authorities necessary for the production and sale of its products, and has all other required material licenses, material permits or other material authorizations of Governmental Authorities and has made all required material filings with any Governmental Authorities necessary for the conduct of its business.

     2.10 PROPERTY.

          (a) Schedule 2.10(a) sets forth a complete and accurate list and description of all the real property that any of the Purchased Businesses currently owns or has agreed (or has an option) to purchase (the "Owned Real Property") or leases for annual lease payments in excess of U.S.$150,000 (the "Leased Real Property," and together with the Owned Real Property, the "Real Property"). Except as set forth in Schedule 2.10(a), (i) none of the Real Property is subject to any governmental decree or order, or to the knowledge of the CS Parties or the Purchased Businesses threatened or proposed order, to be sold or taken by any Governmental Authority, and (ii) none of the Owned Real Property, or to the knowledge of the CS Parties or the Purchased Businesses the Leased Real Property, is subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations (other than any rights of way, building use restrictions, exceptions, variances, reservations or limitations which do not affect in any material respect the value of any such Real Property or the ability to own (in the case of the Owned
Real Property), or to use, operate or conduct business, as currently used, operated or conducted, on any such Real Property). The plants and structures owned or leased by the Purchased Businesses are in reasonable condition.

          (b) Except as set forth in Schedule 2.10(b), the Purchased Businesses (i) own good and marketable title to, or hold valid, enforceable and subsisting leasehold interests in, all of the Real Property and have good, valid and marketable title to all material tangible properties and assets reflected, but not shown as leased or encumbered, in the 1997 Balance Sheets (except for inventory and assets sold in the ordinary course of business consistent with past practice and supplies consumed in the ordinary course of business consistent with past practice), free and clear of any and all Security Interests other than Permitted Liens (as defined in Section 2.10(d)), and (ii) own the Owned
Real Property free and clear of all title defects or Security Interests other than Permitted Liens.

          (c) The rights, properties and other assets presently owned, leased or licensed by the Purchased Businesses include all material rights, material properties and other material assets necessary to permit the Purchased Businesses to conduct their businesses in all material respects in the same manner as they have been currently conducted. The Assets include all material tangible and intangible assets associated with the Owned
Trademarks in each country included in the transactions contemplated by this Agreement, and include, without limitation, all material assets, wherever located, used by CS and its subsidiaries in connection with their international beverages business (excluding the United States, South Africa, France and
Australia), and all other ancillary activities conducted in connection with ownership and use of the Owned Trademarks by CS and its Affiliates.

          (d) As used in this Agreement, "Permitted Liens" means the following Security Interests: (i) Security Interests for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings; (ii) statutory Security Interests of landlords and Security Interests of carriers, warehousemen, mechanics, materialmen, repairmen and other Security Interests imposed by statute and on a basis consistent with past practice for amounts not yet due; (iii) Security

Interests incurred or deposits made in the ordinary course of the Purchased Businesses and on a basis consistent with past practice in connection with worker's compensation, unemployment insurance or other types of social security; (iv) minor defects of title, easements, rights-of-way, restrictions and other similar encumbrances not detracting in any material respect from the value of any of the Real Property or interfering with the ordinary conduct of the Purchased Businesses; and (v) Security Interests incurred in the ordinary course of the Purchased Businesses and on a basis consistent with past practice securing obligations or liabilities which are not individually, or in the aggregate, material to the relevant Real Property.

     2.11 LEASES. Schedule 2.11 contains a complete and accurate list of all leases and lease-purchase arrangements pursuant to which any of the Purchased Businesses leases real or personal property from others involving annual payments in excess of U.S.$150,000. Each such lease is valid, binding and enforceable in accordance with its terms and is in full force and effect; there are no existing material defaults with respect thereto by any of the Purchased Businesses, or to the knowledge of the CS Parties or the Purchased Businesses any other party thereto; and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder by any of the Purchased Businesses, or to the knowledge of the CS Parties and the Purchased Businesses any other party thereto. None of the Purchased Businesses is subject to any capital leases.

     2.12 INDEBTEDNESS FOR BORROWED MONEY. Except as set forth on Schedule 2.12 and except for indebtedness payable to CS or any subsidiary of CS, there is no direct or indirect indebtedness for borrowed money of any of the Purchased Businesses or relating to any of the Assets in any case either (i) on terms which do not reflect arms' length terms, or (ii) in excess of U.S. $1,000,000, including any indebtedness by way of lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit and conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property used or owned by any of the Purchased Businesses or relating to any of the Assets. No such indebtedness set forth on Schedule 2.12 provides for any prepayment penalty or premium.

     2.13  INTELLECTUAL PROPERTY.

          (a) "Owned Trademarks" shall mean the trademarks set forth on Schedule 2.13(a)(i). "Major Trademarks" shall mean those registrations included in the Owned Trademarks that correspond to the brand names, current labels, elements of current labels, current slogans, and current bottle designs of the products currently being sold in the countries set forth on
Schedule 2.13(a)(ii). Without limiting the foregoing, and in addition thereto, any trademark registrations of the Owned Trademarks which are currently in bona fide commercial use by the Purchased Businesses shall be considered Major Trademarks and any trademark registrations of the Owned Trademarks for the DR. PEPPER trademark, which are currently in use by the Purchased Businesses, shall be considered Major Trademarks. "Miscellaneous Trademarks" shall mean all trademark registrations and applications of the Owned Trademarks not included in the Major Trademarks. Schedule 2.13(a)(iii) sets forth a complete and accurate list of all patents and copyrights, including registrations thereof and applications therefor, and industrial design registrations, in each case owned by the CS Parties and material to the

Purchased Businesses (the "Intellectual Property Rights").
Schedule 2.13(a)(iv) sets forth a complete and accurate list of all licenses of patents, trademarks, trade names, service marks, copyrights and applications therefor licensed to any of the CS Parties that are material to the Purchased Businesses (the "Licensed Rights"). The consummation of the transactions contemplated hereby will not result in the termination or impairment of any of the Major Trademarks.

          (b) The CS Parties, the Purchased Company, and the Subsidiaries hold good, valid and enforceable right, title and interest in and to the Major Trademarks free and clear of any Security Interests and at the Applicable Closing the CS Parties will transfer to the KO Buyers good, valid and enforceable right, title and interest in and to the Major Trademarks, free and clear of any Security Interests. The Major Trademarks have not been adjudged invalid or unenforceable in whole or in part, and any registrations thereof are in full force and effect.

          (c) The CS Parties are not aware of any existing facts or circumstances that may reasonably be expected to result in the invalidity or unenforceability of the Major Trademarks. The validity of the Major Trademarks, and title thereto have not been successfully challenged in any prior litigation and except as set forth in Schedule 2.13(b) (i) are not being challenged in any pending litigation and (ii) to the knowledge of the CS Parties, are not the subject(s) of any threatened litigation. None of matters on Schedule 2.13(b) may reasonably be expected to result in the invalidity or unenforceability of any of the Major Trademarks.

          (d) Except as set forth on Schedule 2.13(b), no Person is currently engaging in any commercial activity that infringes upon the Major Trademarks or has engaged in any commercial activity infringing upon the Major Trademarks that has any current effect.

          (e) Except as set forth on Schedule 2.13(b), to the knowledge of the CS Parties, no person is engaging in any commercial activity that infringes upon the Miscellaneous Trademarks or the Intellectual Property rights in any material respect. Except as set forth on Schedule 2.13(b), to the knowledge of the CS Parties, the CS Parties, the Purchased Company, and/or the Subsidiaries own the Intellectual Property Rights and the Miscellaneous Trademarks free and clear of any Security Interests. Except as set forth on Schedule 2.13(b), to the knowledge of the CS Parties, the Intellectual Property Rights and the Miscellaneous Trademarks have not been adjudged invalid or unenforceable in whole or in part, and any registrations thereof are valid and in full force and effect. Except as set forth on Schedule 2.13(b), to the knowledge of the CS Parties, the validity of the Intellectual Property Rights and the Miscellaneous Trademarks, and title thereto, and the rights of the CS Parties in the Licensed Rights, (i) have not been successfully challenged in any prior litigation; (ii) are not being challenged in any pending litigation and (iii) to the knowledge of the CS Parties, are not the subject(s) of any threatened litigation.

          (f) Except as set forth on Schedule 2.13(b), the use of the Major Trademarks and to the knowledge of the CS Parties the operation of the businesses of the Purchased Businesses and the use of the Intellectual Property Rights and the Miscellaneous Trademarks, have not been alleged to infringe upon, and do not infringe upon, any patents, trademarks, trade names, service marks, or copyrights of third parties in any material respect. Except as set forth on Schedule 2.13(b), to the knowledge of the CS Parties, the consummation of the transactions contemplated hereby will not result in the termination or impairment of the Miscellaneous Trademarks and the Intellectual Property Rights in any material respect. To the knowledge of the CS Parties, the patents, trademarks, trade names, service marks, or copyrights licensed to the CS Parties as Licensed Rights have not been alleged to infringe upon and do not infringe upon any patents, trademarks, trade names, service marks, or copyrights of third parties in any material respect.

          (g) The trademarks set forth on Schedule 2.13(a)(i) and the licenses set forth on Schedule 2.13(a)(iv) include all of the trademark rights owned by or licensed to the CS Parties material to, and used in the conduct of, the Purchased Businesses as currently conducted.

          (h) Each license of the Licensed Rights is valid and binding and is enforceable in accordance with its terms in a manner that obtains for or imposes upon the parties the primary material benefits and obligations of such license. As of the date of this Agreement, to the knowledge of the CS Parties, there is no material pending or threatened bankruptcy, insolvency, or similar proceeding with respect to any party to such license, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default by the Purchased Businesses thereunder or, to the knowledge of the CS Parties, by any other party to such license. The Purchased Businesses have complied in all material respects with the provisions of such license.

          (i) Except as set forth on Schedule 2.13(b), to the knowledge of the CS Parties, no advertising, promotional material, packaging material or other material currently used by the Purchased Businesses in connection with the sale, offer for sale or distribution of products in connection with the Purchased Businesses, has been alleged to infringe upon the patents, trademarks, trade names, service marks or copyrights of third parties in any material respect.

          (j) KO acknowledges that the representations and warranties contained in Section 2.10(c) and this Section 2.13 are the only representations and warranties being made in this Agreement with respect to the Owned Trademarks, Intellectual
Property Rights and the Licensed Rights.

    2.14 LITIGATION AND CLAIMS. Schedule 2.14 sets forth all pending or, to the knowledge of the CS Parties or the Purchased Businesses, threatened, litigation, claims, suits, actions, investigations, indictments, informations or proceedings (except for Environmental Claims which are addressed in Section 2.17) involving amounts in excess of U.S.$250,000 to which any of the Purchased Businesses is or may become a party or is or may be subject. Except as set forth in Schedule 2.14, there are no material judgments, material orders, material injunctions, material decrees, material stipulations or material awards (whether rendered by a court, administrative agency or by arbitration) (except for Environmental Claims which are addressed in Section 2.17) enforceable against or relating to any of the Purchased Businesses.

     2.15 EMPLOYEE CONTRACTS, UNION AGREEMENTS AND BENEFIT PLANS.

          (a) As used in this Agreement, the term "Employee Benefit Plans" means all material written and enforceable oral agreements, arrangements, commitments or policies of any kind which relate to compensation, remuneration or benefits in any way or which constitute employment, consulting or collective bargaining contracts, or deferred compensation, pension, multi-employer, profit sharing, thrift, retirement, stock ownership, stock appreciation rights, bonus, stock option, stock purchase or other compensation commitments, benefit plans, arrangements or plans, including all welfare plans and all union-sponsored plans, of or pertaining to the present or former employees (including retirees) or directors (or their dependents, spouses or beneficiaries) of any of the Purchased Businesses or any predecessors in interest thereto, that are currently in effect or as to which any of the Purchased Businesses has any ongoing liability or obligation whatsoever.

          (b) Schedule 2.15(b) contains a complete and accurate list of each collective bargaining agreement and any Employee Benefit Plan providing for benefits which either are not customary or which are outside of the ordinary course of business. Each Purchased Business and its predecessors in interest have complied in all material respects with all of their respective obligations with respect to all Employee Benefit Plans, including the payment of all material social security and other material contributions required by law, and the Employee Benefit Plans have been maintained in compliance in all material respects with all applicable laws, rules and regulations. No Employee Benefit Plan (other than union-sponsored plans) is currently under investigation, audit or review by any Governmental Authority and to the knowledge of the CS Parties and the Purchased Businesses, no union-sponsored plan included within the definition of Employee Benefit Plan is currently under investigation, audit or review by any Governmental Authority. No Employee Benefit Plan (other than union-sponsored plans) is liable for any material amount of Taxes, except in the ordinary course and for current periods, and to the knowledge of the CS Parties and the Purchased Businesses, no union-sponsored plan included within the definition of Employee Benefit Plan is liable for any material amount of Taxes, except in the ordinary course and for current periods. There are no material claims pending, or to the knowledge of the CS Parties or the Purchased Businesses threatened, by any participant in any of the Employee Benefit Plans, except for benefits to participants or beneficiaries in accordance with the terms of the Employee Benefit Plans. There is no obligation on the part of any of the Purchased Businesses to pay any bonus to retired or retiring employees or former employees under any collective bargaining agreement.

          (c) There are no material loans or other material advances made by any of the Purchased Businesses to any present or former employees (including retirees), directors or independent contractors (or their dependents, spouses or beneficiaries) of any of the Purchased Businesses, except in the ordinary course of business consistent with past practice.

     2.16 LABOR RELATIONS.  Except as set forth in Schedule 2.16:

          (a) Each of the Purchased Businesses is in compliance in all material respects with all collective bargaining agreements with respect to employment and employment practices,

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terms and conditions of employment and wages and hours and
occupational safety and health.

          (b) There is no material unfair labor practice or charge or complaint or any other similar matter against or involving any of the Purchased Businesses pending, or to the knowledge of the CS Parties or the Purchased Businesses threatened, before any Governmental Authority. There is no labor strike, dispute, slowdown or stoppage pending, or to the knowledge of the CS Parties or the Purchased Businesses threatened, against any of the Purchased Businesses. No material grievance proceeding or material arbitration proceeding arising out of or under any collective bargaining agreement is pending, or to the knowledge of the CS Parties or the Purchased Company threatened, against any of the Purchased Businesses. No collective bargaining agreement in any way prevents any of the Purchased Businesses from relocating or closing any of its operations.

          (c)  There are no material charges, material
proceedings or material formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, religion, national origin, sexual preference, handicap or veteran status) pending, or to the knowledge of the CS Parties or the Purchased Businesses threatened, by or before any Governmental Authority with respect to any of the Purchased Businesses.

     2.17 ENVIRONMENTAL PROTECTION.  Except as set forth in
Schedule 2.17:

          (a) Each of the Purchased Businesses has obtained all material permits, material licenses and other material authorizations and filed all material notices which are required to be obtained or filed by it for the operation of its business under Environmental Laws. Each of the Purchased Businesses is in compliance in all material respects with all terms and conditions of such permits, licenses and authorizations.

          (b) Each of the Purchased Businesses is in compliance in all material respects with all applicable Environmental Laws. None of the Purchased Businesses has received any communication, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that any of the Purchased Businesses is not in such compliance. There are no past or present events, conditions, circumstances, activities, practices, incidents, actions, failures to act or plans which are reasonably likely to interfere with or prevent continued compliance in all material respects with Environmental Laws, or which are reasonably likely to give rise to any material common law or statutory liability, or otherwise form the basis of any material Environmental Claim (as hereinafter defined) against any of the Purchased Businesses or against any Person whose liability for any Environmental Claim any of the Purchased Businesses has or may have retained or assumed either contractually or by operation of law. There are no material Environmental Claims pending, or to the knowledge of the CS Parties or the Purchased Businesses threatened, against any of the Purchased Businesses.

          (c) As used herein, the following terms have the following meanings:

               (i)  "Environmental Claim" means any notice
received by any of the CS Parties or the Purchased Businesses, alleging liability (including, without limitation, liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries, fines, permit or registration fees or penalties), and any action, suit, proceeding, hearing or investigation involving or against any of the Purchased Businesses or any of their assets or properties (or any predecessor in interest) arising out of, based upon or resulting from (i) the presence in, or release into, the environment of any Material of Environmental Concern at any location, or in connection with business operations, whether or not owned by any of the Purchased Businesses, or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

               (ii) "Environmental Laws" means all applicable laws, rules and regulations in effect on or prior to the Applicable Closing Date relating to pollution or the protection of human health and the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) and similar laws, rules and regulations relating to the protection of human health, including, without limitation, laws, rules and regulations relating to discharge, emissions, releases or threatened releases of Material of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Material of Environmental Concern.

               (iii) "Material of Environmental Concern" means asbestos, polychlorinated biphenyls ("PCBs"), chemicals, pollutants, contaminants, wastes, hazardous or toxic substances or materials, petroleum and petroleum products or any other materials that are subject to regulation pursuant to Environmental Laws or are defined as "hazardous substances" within the meaning of any Environmental Laws.

     2.18 INSURANCE POLICIES. The Purchased Businesses are covered by insurance policies or binders of insurance or programs of self-insurance of such types and in such amounts as are reasonable or consistent in all material respects with customary practices and standards of the beverage industry in the relevant geographic areas. Each such policy is valid and binding and in full force and effect, no premiums currently due thereunder have not been paid, and none of CS, the CS Parties, the Purchased Company or any Subsidiary has received any notice of material reduction, cancellation or termination in respect of any such policy or is in material default thereunder. Except as disclosed in Schedule 2.18 and except for any CS Policies (as defined in Section 4.13), such policies will continue in full force and effect following the Applicable Closing without penalty provided the premiums are paid.

     2.19 MAJOR SUPPLIERS AND CUSTOMERS.  None of the Purchased
Businesses is engaged in any material dispute with any of its material suppliers or material customers.

     2.20 CONTRACTS AND COMMITMENTS.

          (a) For purposes of this Agreement, "Contract" means any contract, agreement, promissory note, debt instrument, commitment, arrangement, undertaking or understanding to which any of the Purchased Businesses is legally bound or to which it or its property is subject, whether written or oral and including without limitation each and every amendment, modification or supplement to any of them.

          (b)  Schedule 2.20(b) lists each Contract (other than
Contracts required to be included on Schedule 2.11, 2.13, 2.15 and 2.20(c)):

               (i) for the purchase or rental of materials, inventory and supplies by any of the Purchased Businesses which individually exceeds U.S$3,000,000;

               (ii) for the sale of goods or products by any of the Purchased Businesses which individually involves an amount or value in excess of U.S.$3,000,000;

               (iii) for the purchase of services by any of the Purchased Businesses which individually involves an amount in excess of U.S.$3,000,000;

               (iv) under which any of the Purchased Businesses acts or has agreed to act as guarantor, surety, co-signer, endorser, co-maker or indemnitor in respect of the contract or commitment of any other Person, in each case involving an amount or value in excess of U.S. $1,000,000;

               (v) containing covenants limiting in any material respect the freedom of any of the Purchased Businesses to compete in any line of business in any geographic area covered by this Agreement or providing benefits substantially similar to those provided by an equity interest; and

               (vi) which is material to the Purchased Businesses taken as a whole or the absence of which would have or would be reasonably likely to have a Material Adverse Effect.

          (c) Except for arms'-length commercial arrangements entered into by the Purchased Businesses with their respective bottlers in the ordinary course of business pursuant thereto, the bottling agreements and distribution agreements provided by CS to KO and listed on Schedule 2.20(c) are true, correct and complete and constitute all of the bottling and distribution agreements to which any of CS or any of its Affiliates is a party. Except as set forth on Schedule 2.20(c), there are no sublicenses of any such bottling or distribution agreements or any rights thereunder. It is CS's practice not to include in its bottling and distribution agreements change of control provisions with respect to CS or provisions which would prohibit or limit CS's ability to assign such agreements. Accordingly, other than for a small number of agreements, there are no bottling or distribution agreements containing change of control provisions with respect to CS or provisions which prohibit or limit CS's ability to assign such agreements. With respect to each bottling or distribution agreement which is incomplete, unsigned or in draft form, or as to which the termination date cannot be determined from the bottling or distribution agreement as furnished to KO prior to the date hereof, the actual complete, signed, effective bottling agreement with regard to such territory, and such termination date, is not materially (x) different from what was furnished to KO with respect to that territory (as listed on Schedule 2.20(c)), or (y) later than the termination date specified in Schedule 2 to the letter between the parties dated November 25, 1998, respectively.

     2.21 AGREEMENTS IN FULL FORCE AND EFFECT. Except as set forth in Schedule 2.21, all Contracts referred to, or required to be referred to, in Schedules 2.20(b) and 2.20(c) are valid and binding, and are enforceable in accordance with their terms in a manner that obtains for or imposes upon the parties the primary material benefits and obligations of such Contracts. Except as set forth in Schedule 2.21, to the knowledge of the CS Parties or the Purchased Businesses there is no material pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to such Contracts, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default by the Purchased Businesses thereunder or, to the knowledge of the CS Parties or the Purchased Businesses, by any other party to any such Contract. The Purchased Businesses have complied in all material respects with the provisions of such Contracts.

     2.22 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in Schedule 2.22, since January 3, 1998, the Purchased
Businesses taken as a whole have been conducted only in the ordinary course, and the Purchased Businesses have not:

          (a) suffered any event or change, which individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

          (b) made any declaration, setting aside or payment of any dividend (other than cash dividends) or other distribution of assets (whether in cash, stock or property) with respect to its capital stock, or issued or sold any of its capital stock, or made any change in its issued and outstanding capital stock, or issued any warrant, option or other right to purchase shares of its capital stock, or any security convertible into its capital stock or redeemed, purchased or otherwise acquired (directly or indirectly) any shares of its capital stock;

          (c) acquired any material business or any material interest in any material business;

          (d) suffered any material adverse change in its relationships with any material suppliers or material customers;

          (e) except as required by law and except in the ordinary course of business consistent with past practice, (i) increased (or announced any increase of) the compensation payable or to become payable to any employee or increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement for such employees, (ii) entered into or amended any employment, consulting, severance or similar agreement or (iii) hired, committed to hire, or terminated any employee whose annual compensation exceeds U.S.$150,000;

          (f) except after the date of this Agreement in the ordinary course of business consistent with past practice, incurred, assumed or guaranteed any obligation or liability for borrowed money in excess of U.S. $1,000,000, or exchanged, refunded or renewed any outstanding indebtedness in excess of U.S. $1,000,000;

          (g) except in the ordinary course of business consistent with past practice, paid, discharged or satisfied any claim, liability or obligation involving amounts in excess of U.S. $1,000,000 in the aggregate;

          (h) permitted any of its material assets to be subjected to any Security Interest;

          (i)  intentionally waived any material claims or rights;

          (j) sold, transferred or otherwise disposed of any material assets, except in the ordinary course of business consistent with past practice;

          (k) made capital expenditures or investments individually in excess of U.S.$1,000,000;

          (l) made any change in any method of accounting, or any practice or principle of accounting, except for any changes after the date of this Agreement which are required by UK GAAP;

          (m) paid, loaned or advanced any amount or asset to or sold, transferred or leased any asset to any employee except for normal compensation involving salary and benefits in the ordinary course of business consistent with past practice;

          (n) written down the value of any inventory in excess of U.S. $3,000,000 in the aggregate on an annual basis, or written off as uncollectible or forgiven any notes or accounts receivable or other debt or increased its allowance for doubtful accounts by a total of more than U.S. $4,000,000 in the aggregate on an annual basis;

          (o) amended the charter, bylaws or other governing documents of the Purchased Company or the Subsidiaries;

          (p) materially amended or terminated any material Contract, including any bottling or distribution agreement or any Employee Benefit Plan, except in the ordinary course of business, or materially amended or entered into any new collective bargaining agreement except in the ordinary course of business;

          (q)  entered into any material commitment or
transaction, other than in the ordinary course of business consistent with past practice;

          (r) knowingly done any act, omitted to do any act, or permitted any act within its control which would cause a material breach of any representation, warranty, covenant, agreement or obligation contained in this Agreement; or

          (s) agreed in writing, or otherwise, to take any action described in this Section 2.22.

     2.23 TAX MATTERS.

          (a) For purposes of this Agreement, "Taxes" shall mean all income, franchise, capital stock, real property, personal property, tangible, withholding, unemployment compensation, disability, transfer, sales, use, excise, soft drink, gross receipts and all other taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith) of any kind for which the Purchased Company or the Subsidiaries may have any liability imposed by any Governmental Authority or to which any of the Assets may be subject in the hands of a KO Buyer, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Authority as the result of the failure to file any Tax Return. "Tax Return" shall mean any report, return, declaration or other information required to be supplied to a Governmental Authority in connection with Taxes.

          (b) Except as otherwise disclosed in Schedule 2.23 and except in such respects as are not material: (i) all Tax Returns
(as defined in Section 2.23(a)), including estimated returns and reports of every kind with respect to Taxes, which are due to have been filed through the date of this Agreement in accordance with any applicable law or any applicable extensions, have been duly filed
(and all such returns or reports due after the date of this Agreement and on or prior to the Applicable Closing Date will be filed prior to the Applicable Closing Date); (ii) all Taxes shown on such Tax Returns or otherwise required to be paid by any of the Purchased Businesses (whether or not a Tax Return is required to be filed in respect thereof) have been paid in full or are accrued or will be accrued as of the Applicable Closing Date as liabilities for Taxes on the books and records of the Purchased
Businesses; (iii) the Taxes so paid on or before the date of this Agreement, together with any amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable) on the books of the Purchased Company and the Subsidiaries, will be adequate based on the applicable tax rates, laws and regulations to satisfy all liabilities for Taxes of the Purchased Company and Subsidiaries in any jurisdiction through the Applicable Closing
Date, including Taxes payable with respect to income treated in accordance with Section 5.04(a) hereof as earned through the Applicable Closing Date; (iv) there are not now any extensions of time in effect with respect to the dates on which any Tax
Returns were or are due to be filed; (v) all deficiencies asserted as a result of any examination of any Tax Return have been paid in full, accrued on the books of the Purchased Company or the Subsidiaries, or finally settled, and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined; (vi) no Tax claims have been asserted and no proposals or deficiencies for any Taxes are being asserted, proposed or threatened, and no audit or investigation of any Tax Return is currently underway, pending or threatened; (vii) within the CS Parties' knowledge the Tax bases for all depreciable assets held by the Purchased
Businesses have been determined in good faith and in accordance with applicable law; (viii) no Tax Returns relating to taxable periods ending on or after December 31, 1992 have been examined or audited by any Governmental Authorities; (ix) there are no outstanding waivers or agreements by or with respect to any of the Purchased Businesses for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by any of the Purchased Businesses pending between any of the Purchased Businesses and any taxing authority; (x) there are no liens for Taxes on any of the assets of the Purchased Businesses, other than liens for Taxes which are not yet past due, nor are there any such liens within the CS Parties' knowledge for Taxes which are pending or threatened; (xi) since December 31, 1997, there have not been established on the books, records or financial statements of the Purchased Businesses any accruals or reserves for Taxes other than in the ordinary course of business consistent with past practice; and (xii) none of the Purchased Businesses has any potential liability to Taxes arising from the use of any form of group transaction relief.

          (c) The Purchased Company and the Subsidiaries have delivered to KO true and complete copies of all income Tax returns (together with any revenue agent's reports) relating to its operations for the three most recent years for which Tax returns are due to have been filed.

     2.24 ACCOUNTS RECEIVABLE. Except as shown in Schedule 2.24, all of the accounts receivable of the Purchased Businesses in excess of U.S.$2,000,000 are valid and existing, and as of the date of this Agreement, there is no material dispute regarding the collectibility of any such accounts receivable. None of the accounts receivable of the Purchased Businesses is factored, and since January 31, 1998, none of the Purchased Businesses has factored any of its accounts receivable.

     2.25 PRODUCT AND SERVICE WARRANTIES. Except in the ordinary course of business consistent with past practice and except as set forth on Schedule 2.25, none of the Purchased Businesses makes any express warranties or guaranties on its own behalf as to goods sold or services provided by it.

     2.26 BROKERS' AND FINDERS' FEES. None of the CS Parties or the Purchased Businesses or any of their respective Affiliates or anyone acting on behalf of any of them has done anything to cause or incur any liability to any party for any brokers' or finders' fees or the like in connection with this Agreement or any transaction contemplated hereby.

     2.27 TRANSACTIONS WITH AFFILIATES.  Except as disclosed in
Schedule 2.27, none of the CS Parties or any Affiliate thereof
(i) is indebted to any of the Purchased Businesses with respect to any liabilities or obligations which will survive the Applicable Closing Date with respect to such Purchased Businesses, (ii) is a party to any Contract with any of the Purchased Businesses with respect to which any liabilities or obligations thereunder will survive the Applicable Closing Date, or (iii) has an ownership interest in any business, corporate or otherwise, that is a party to, or in any property which is the subject of, business arrangements or relationships of any kind with any of the Purchased Businesses with respect to which any liabilities or obligations thereunder will survive the Applicable Closing Date (excluding for such purposes the ownership of less than 5% of the outstanding equity of any publicly traded corporation of which such Person is neither an officer or a director). None of the CS Parties or any Affiliate thereof or any officer or director of any of the CS Parties or any Affiliate thereof (including any officer or director of any of the Purchased Businesses) is a party to any Contract with any of the Purchased Businesses which is not on arms' length terms, or has an ownership interest in any business, corporate or otherwise, that is a party to, or in any property which is the subject of, business arrangements or relationships of any kind with any of the Purchased Businesses which are not on arms' length terms.

     2.28 YEAR 2000.

     For the purposes of this Section 2.28, the following terms shall have the meanings set forth below:

     "Facilities" means any facilities, processes, equipment or other assets owned, or to the extent material to the Plants leased, by any of the Plants in any location, including HVAC systems, mechanical systems, elevators, security systems, fire suppression systems, telecommunications systems, fax machines, copy machines, and equipment.

     "Products" means any products currently sold by any of the Plants.

     "Internal MIS Systems" means any computer software and systems (including hardware, firmware, operating system software, utilities and applications software) used in the ordinary course of the business of the Plants (and in the case of such software and systems licensed from others, which is material to the operation of the businesses of the Plants), including, where applicable, their payroll, accounting, billing/receivables, purchasing/payables, inventory, asset tracking, customer service, human resources, and E-mail systems.

     "Year 2000 Compliant" means that the Facilities, Products and Internal MIS Systems provide uninterrupted millennium functionality in that the Facilities, Products and Internal MIS Systems will record, store, process and present calendar dates falling on or after January 1, 2000, in the same manner, and with the same functionality, as the Facilities, Products and Internal MIS Systems record, store, process and present calendar dates falling on or before December 31, 1999.

     Schedule 2.28 sets forth the plan for each Plant (collectively, the "Y2K Plan") (i) setting forth the material steps taken to date, and (ii) the material steps that they intend to take following the date hereof to remediate any failure of any of the Facilities, Products and Internal MIS Systems to be Year 2000 Compliant in all material respects (the "Year 2000 Computer Date Problem"). None of the CS Parties or the Purchased Businesses is aware of any facts or circumstances that would prevent the Plants from achieving remediation of the Year 2000 Computer Date Problem in all material respects with respect to the business of the Plants in accordance with the Y2K Plan. Upon remediation of the Year 2000 Computer Date Problem in accordance with the Y2K Plan, the Year 2000 Computer Date Problem will not affect the conduct of the business of the Plants in any material respect.

     CS represents and warrants that the Plants will not have expenses after the Threshold Closing in excess of U.S. $200,000 in order to remediate the Year 2000 Computer Date Problem.

     2.29 E.U. AND U.S. PRESENCE

          (a) The concentrate turnover and royalty or other income derived from the ordinary activities (within the meaning of Council Regulation EEC No. 4064/89) of the Purchased Businesses (net of V.A.T., other turnover-related taxes and sales rebates and excluding sales turnover between undertakings within the Purchased Businesses) but excluding turnover derived from the Excluded Assets received by the CS Group in its 1997 financial year and attributable to the Purchased Businesses did not exceed:

               (i)  Ecu 250 million in the European Union; or

               (ii) Ecu 25 million in each of at least three
Member States of the European Union.

          (b) Neither the Purchased Company nor the Subsidiaries is a "United States issuer" and the Assets and the assets owned by the Purchased Company and the Subsidiaries in each case located in the United States (i) collectively do not have an aggregate book value or market value of US $15 million or more and (ii) collectively did not generate aggregate sales in or into the United States of US $25 million or more in the most recent fiscal year, all as defined under 16 CFR Section 801.1 et seq.

                             ARTICLE 3

                 KO REPRESENTATIONS AND WARRANTIES

     KO represents and warrants to CS that as of the date hereof and each Applicable Closing Date that:

     3.01 CORPORATE ORGANIZATION. Each of the KO Parties is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

     3.02 AUTHORIZATION, ETC. Each of the KO Parties has, or in the case of the KO Parties other than KO shall have at the time of execution and delivery of such documents, all requisite corporate power and authority to execute and deliver this Agreement and all documents to be executed and delivered by the KO Parties contemplated hereby (collectively, the "Buyer Transaction Documents," and together with the Seller Transaction Documents, the "Transaction Documents") and to carry out their respective obligations with respect to the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Buyer Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been, or in the case of the KO Parties other than KO shall have been at the time of execution and delivery of such documents, duly authorized by all necessary corporate action on the part of each of the KO Parties. This Agreement has been (and the other Buyer Transaction Documents will be at the Threshold Closing or a Subsequent Closing, as applicable) duly and validly executed and delivered by each of the KO Parties (assuming due authorization, execution and delivery by the CS Parties of this Agreement and the Transaction Documents to which it is a party) and this Agreement constitutes (and each of the other Buyer Transaction Documents will constitute at the Threshold Closing or a Subsequent Closing, as applicable) a valid and binding agreement, enforceable against each of the KO Parties, respectively, in accordance with its terms.

     3.03 NO CONFLICT. Except as may be necessary as a result of any facts or circumstances relating solely to the CS Parties, the execution and delivery of this Agreement and the Buyer Transaction Documents by the KO Parties, the consummation of the transactions contemplated hereby and thereby by the KO Parties, and the performance of the covenants and agreements of the KO Parties contained herein and therein will not, with or without the giving of notice or the lapse of time, or both (i) to the knowledge of the KO Parties, require the KO Parties to make any material filing or material registration with, or obtain any material permit, material authorization, material consent or material approval of, any Governmental Authority, except as set forth in Schedule 3.03 and except for filings, notifications or approvals required under any antitrust or competition laws, (ii) violate or conflict with any provision of the certificate of incorporation or bylaws (or similar governing documents) of any of the KO Parties, (iii) in any material respect violate, conflict with, or result in a breach or default under, or result in the termination of, or cause the acceleration of the maturity of any material debt or material obligation pursuant to, any term or condition of any material mortgage, material indenture, material contract, material license, material permit, material instrument, material document or other material agreement, material document or material instrument to which any of the KO Parties is a party or by which any of the KO Parties or any of their respective properties may be bound, or (iv) to the knowledge of the KO Parties, except as set forth in Schedule 3.03 and except for filings, notifications or approvals required under any antitrust or competition laws, violate any provision of any material law, material judgment, material decree, material order, material regulation or material rule of any Governmental Authority or any arbitration award.

     3.04 BROKERS AND FINDERS. No KO Party has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

     3.05 LITIGATION. As of the date hereof, there are no pending, or to the knowledge of the KO Parties threatened, litigation, claims, suits, actions, investigations, indictments, information or proceedings which, if adversely determined, would be reasonably expected to prevent or materially interfere with the performance by the KO Parties of their respective obligations hereunder.

                             ARTICLE 4

                    COVENANTS OF THE CS PARTIES

     4.01 PRE-CLOSING OPERATIONS. Except to the extent not reasonably practicable in light of this Agreement and the transactions contemplated by this Agreement and the Transaction Documents, CS covenants and agrees (and shall cause the other CS Parties to comply with this covenant), except as specifically consented to in writing by KO (which consent shall not be unreasonably withheld or delayed), that from the date of this Agreement to each Applicable Closing Date, the Purchased Businesses shall be operated and conducted only in the ordinary course consistent with past practices, and shall carry on their business in the same manner as currently conducted and not make or institute any material new methods of manufacture, purchase, sale, lease, management or operation. By way of illustration and not in limitation of the foregoing, except to the extent not reasonably practicable in light of this Agreement and the transactions contemplated by this Agreement and the Transaction Documents, CS agrees and shall cause the other CS Parties to agree that from the date of this Agreement to each Applicable Closing Date, except as set forth on Schedule 4.01 and except as consented to in writing by KO (which consent shall not be unreasonably withheld or delayed) as follows:

          (a) Each of the Purchased Businesses shall manage its working capital, including cash, receivables, other current assets, trade payables and other current liabilities in a fashion in all material respects consistent with past practice, including without limitation by selling inventory and other property in an orderly and prudent manner and paying outstanding obligations, trade accounts and other indebtedness as they come due.

          (b) Each of the Purchased Businesses shall maintain in all material respects its assets, and the CS Parties shall maintain in all material respects the Assets, in their present state of repair, normal wear and tear excepted.

          (c) Each of the Purchased Businesses shall use its commercially reasonable efforts to keep available in all material respects the services of its employees and to preserve in all material respects the goodwill of its business and relationships with its customers, licensors, suppliers, distributors and brokers.

          (d) Each of the Purchased Businesses shall continue in all material respects advertising, promotional programs and incentives in a manner consistent with past practices.

          (e) The Purchased Businesses shall not make any material loans or other material advances to any present or former employees (including retirees), directors or independent contractors (or their dependents, spouses or beneficiaries), except in the ordinary course of business consistent with past practice.

          (f) The bottling agreements, distribution agreements and other commercial arrangements entered into after the date of this Agreement (including any amendments to existing agreements) to which CS or any of its Affiliates or the Purchased
Businesses is a party and with respect to which it derives revenues and profits from the businesses associated with the Owned Trademarks in each country shall be on arms' length terms and on terms which shall provide CS, its Affiliates and the Purchased Businesses with benefits from such arrangements which are consistent with the ordinary course of their beverages business, recognizing that the terms of such agreements may need to be different in launch markets, developing markets, etc. From and after the date of this Agreement, none of CS or any of its Affiliates or the Purchased Businesses will enter into any agreements or arrangements or any amendments to any agreements or arrangements pursuant to which the income stream associated with any Owned Trademarks in any country is shifted to any other less than wholly owned entity or country or brand that is not included in the transactions contemplated by this Agreement.

          (g) None of the Purchased Businesses shall take any action referred to in Section 2.22, and none of CS and the other
CS Parties, shall take any action referred to in Section 2.22 with respect to any of the Purchased Businesses.

     4.02 ACCESS. From the date of this Agreement through each Applicable Closing Date in respect of the relevant Purchased Businesses, CS shall (and shall cause each of the other CS Parties and the Purchased Businesses to) (i) provide each of the KO Parties and its designees with such information as any of the KO Parties may from time to time reasonably request with respect to the Purchased Businesses and the transactions contemplated by this Agreement, (ii) provide each of the KO Parties and its designees, officers, counsel, accountants and other authorized representatives reasonable access, upon reasonable notice, to the books, records, offices, personnel, counsel and accountants of the Purchased Businesses, as any of the KO Parties or its designees may from time to time reasonably request, and (iii) permit each of the KO Parties and its designees to make such reasonable inspections thereof as any of the KO Parties may reasonably request. No such investigation shall limit or modify in any way the obligations of the CS Parties with respect to any breach of their representations, warranties, covenants or agreements contained in this Agreement or any of the other Transaction Documents.

     4.03 FINANCIAL STATEMENTS.

          (a) Until the Subsequent Closing Expiration Date, as promptly as practicable after each of CS's quarterly accounting periods subsequent to September 30, 1998 and prior to the Applicable Closing in respect of the relevant Purchased Businesses, CS will cause to be delivered to each of the KO Parties periodic financial reports relating to the Purchased Businesses and to that quarter in the form CS customarily prepares for internal purposes, including, without limitation, a periodic interim unaudited balance sheet and income statement, and any audited annual financial statements prepared with respect to the Purchased Businesses. CS covenants that such financial statements will be prepared on a basis consistent with prior periods except for any changes required by applicable generally accepted accounting principles and will not contain any material misstatement.

          (b) CS shall reasonably cooperate with KO in connection with the preparation by KO of any financial statements to be prepared in connection with any filing to be made by KO with the U.S. Securities and Exchange Commission relating to the transactions contemplated by this Agreement and the Transaction Documents.

     4.04 ACQUISITION PROPOSALS. Prior to the Threshold Closing or termination of this Agreement (and after the Threshold Closing except with respect to a Takeover Proposal), none of the CS Parties and the Purchased Businesses shall, and the CS Parties and the Purchased Businesses shall not permit any of their officers, directors, employees, agents or affiliates to, (a) solicit, initiate, endorse, entertain, enter into any agreement with respect to or encourage submission of proposals or offers, or accept any offers, from any Person relating to any acquisition, purchase, transfer, license or assignment of any interest in the Owned Trademarks, any of the Other Assets or all or any material amount of the assets of, or any equity interest in, or any merger, consolidation, share exchange, business combination or similar transaction with or involving, any of the Purchased Businesses (an "Acquisition Proposal"), or (b) participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage any Acquisition Proposal by any other Person; provided that nothing contained in this sentence shall prohibit the CS Board of Directors from entering into discussions or negotiations with any Person that makes an unsolicited bona fide written proposal regarding (i) the acquisition of all or a majority of the outstanding capital stock of CS, (ii) the acquisition of all or substantially all of the assets of CS, or (iii) a merger, consolidation, share exchange, business combination or other similar transaction which would result in a change of control of CS (any of the foregoing in clauses (i), (ii) or (iii), a "Takeover Proposal") if, and only to the extent that (i) the Board of Directors of CS determines in good faith, following the receipt of and consistent with the advice of outside legal counsel, that such action is required in order for the CS Board of Directors to comply with its fiduciary duties under applicable law, and (ii) prior to providing any information or data relating to the Purchased Businesses to any Person in connection with a Takeover Proposal by any such Person, such Board of Directors receives from such Person an executed confidentiality agreement on customary terms covering the Purchased Businesses. CS agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted theretofore with respect to any Acquisition Proposal. CS agrees that it shall keep KO informed, on a current basis, of the status and terms of any such proposals or offers (other than any Takeover Proposal) and the status of any such discussions or negotiations (other than any Takeover Proposal). Notwithstanding this Section 4.04, CS may enter into new franchise agreements in the ordinary course of business consistent with past practice, subject to Section 5.09.

     4.05 TRANSFER TAXES. All transfer taxes, duties and fees, including, but not limited to, stamp duties, capital duties, sales taxes, use taxes, stock transfer taxes, document recording fees, notary fees, real property transfer taxes, and excise taxes, arising out of or in connection with the consummation of the transactions contemplated hereby and by the Transaction Documents shall be paid one-half by the CS Parties on the one hand, and one-half by the KO Parties on the other hand.

     4.06 CONSULTATION. In connection with the continued operation of the Purchased Businesses and the Assets between the date of this Agreement and each Applicable Closing Date, CS shall, and shall cause the CS Parties to, communicate in good faith on a regular and frequent basis with one or more representatives of KO with respect to the ongoing operations of the Purchased
Businesses and the Assets. CS acknowledges that the KO Parties do not and will not waive any rights they may have under this Agreement as a result of such communications. Without limiting the generality of the foregoing, until the Applicable Closing Date, CS shall consult with the KO Parties concerning all material business and operating decisions affecting any of the Purchased Businesses. Notwithstanding the foregoing, the CS Parties shall not be required by this Section 4.06 to disclose any information to the KO Parties in violation of any applicable law or regulation.

     4.07 TRANSITION SUPPORT. In order to ensure a smooth transition of information systems and services and other functions which are critical to the conduct of the business operations of the Purchased Businesses for a period of six months after the Threshold Closing Date, CS agrees to, and shall cause the other CS Parties to, at KO's expense cooperate with and provide the KO Parties with all such reasonable assistance as the KO Parties determine in good faith is necessary to permit them to receive the full benefit of the Purchased Businesses being acquired pursuant to this Agreement.

     4.08 RELEASES. If an Applicable Closing occurs, then CS hereby (and CS shall cause the other CS Parties to) unconditionally, absolutely and irrevocably releases each of the Purchased Businesses acquired in connection with such Applicable Closing from any and all claims, rights and causes of action which such Person may have or may have had against any of such Purchased Businesses or any predecessor in interest, prior to, or arising with respect to any acts or omissions occurring or facts or circumstances existing prior to, the Applicable Closing; provided, however, that nothing in this Section 4.08 shall release any rights which the CS Parties may have under this Agreement or the Transaction Documents other than ordinary course accounts receivable taken into account in the Working Capital Adjustment relating to the purchase of concentrate by the CS COBO Operations.

     4.09 DELIVERY OF UPDATED SCHEDULES AND OTHER DOCUMENTS.

          (a) Within three to six days prior to the Threshold Closing and each other Applicable Closing involving a Threshold Country or otherwise occurring within one year of the Threshold Closing, CS shall deliver to KO revisions to the Disclosure Schedules delivered in connection with the execution of this Agreement to the extent necessary to make such Disclosure Schedules accurate and complete as of each Applicable Closing. Delivery of the revisions of the Disclosure Schedules shall be for informational purposes only and shall not enlarge, limit the rights or affect the obligations of any party hereunder. Such revisions to the Disclosure Schedules shall not constitute the Disclosure Schedules for purposes of this Agreement.

          (b) Within thirty days after the date hereof, CS shall provide KO with the following:

               (i) a true, correct and complete list of all material permits, material licenses and other material governmental authorizations held by the Purchased Businesses or relating to the Assets, including all material permits, material licenses and other material governmental authorizations held by or relating to the Purchased Businesses pursuant to the Environmental Laws;

               (ii) a true, correct and complete list of all insurance policies currently in force naming any of the Purchased Businesses or any employees thereof as an insured or beneficiary or as a loss payable payee or for which any of the Purchased Businesses has paid or is obligated to pay all or part of the premiums;

               (iii) a true, correct and complete list of the ten largest suppliers of goods or services to the Purchased
Businesses (in terms of amounts billed) and the ten largest customers of the Purchased Businesses (in terms of liters sold) during the 12-month period ended December 31, 1998;

               (iv) a true, correct and complete list of all Employee Benefits Plans;

               (v)   a true, correct and complete list and
description of all the property other than real property with a book value in excess of U.S. $100,000 per item that the Purchased
Businesses currently own or lease or have agreed (or have an option) to purchase, sell or lease; and

               (vi) true, correct and complete lists of (A) all on-site and off-site locations where any of the Purchased Businesses has stored, disposed of or arranged for the disposal of Material of Environmental Concerns, and (B) all underground storage tanks, and the capacity and contents of such tanks, located on property owned or leased by any of the Purchased Businesses.

          (c)  At least thirty days prior to each Applicable
Closing, CS shall deliver to KO a list of the officers and directors of the Purchased Company and Subsidiaries to be acquired at such Applicable Closing.

          (d) Upon the request of KO after the sixtieth day following the date hereof, CS shall deliver to KO a list setting forth the names and annual salary and compensation of all employees of the Purchased Businesses.

     4.11 ACCOUNTS RECEIVABLE. CS shall cause all accounts receivable of the Purchased Businesses owing by CS or any Affiliate of CS (including those accounts receivable reflected on the 1997 Balance Sheets and those incurred since the date of the 1997 Balance Sheets) to be paid in full prior to the Applicable Closing Date other than ordinary course accounts receivable taken into account in the Working Capital Adjustment relating to the purchase of concentrate by the CS COBO Operations.

     4.12 COLLECTIVE BARGAINING AGREEMENTS. CS shall, and shall cause the other CS Parties to, keep KO fully and promptly informed of any negotiations relating to any collective bargaining agreement to which any of the Purchased Businesses is or may become a party, and shall, if KO so requests, consult with KO regarding such negotiations.

     4.13 INSURANCE POLICIES. Subject to the following sentence, as of each Applicable Closing Date, the Purchased Businesses transferred on such Applicable Closing Date shall no longer be covered by any policies of insurance of CS or its Affiliates (other than policies held expressly in the name of such Purchased Businesses) (the "CS Policies") and KO shall be required to arrange any appropriate insurance coverage. Notwithstanding the foregoing, if KO in its reasonable judgment determines that the failure to continue any of the CS Policies in respect of such Purchased Businesses could result in potential Losses to KO which would not be covered by insurance policies which could be put in place by KO after the Applicable Closing Date, then CS shall, to the extent possible, cause such CS Policies to be continued at KO's expense in respect of such Purchased Businesses (including, without limitation, any future increase (or loss of any future decrease) to CS in its premiums to the extent related to any losses incurred in connection with such continuation).

     4.14 TRANSFER OF DPBL SHARES. Prior to the Applicable Closing Date with respect to the Purchased Company, Cadbury Schweppes Ireland Ltd. ("CSIL") shall transfer to the Purchased Company good, valid and marketable title to the 20% interest that CSIL owns in DP Beverages Ltd. ("DPBL"). In addition, prior to the Applicable Closing Date, CS shall (i) cause Cadbury Beverages Canada Inc. and the Purchased Company to transfer to the Purchased Company all legal and beneficial ownership in and to good, valid and marketable title to all of the outstanding capital stock of Canada Dry Corporation Limited and (ii) cause each owner of shares of the Purchased Company and the Subsidiaries (other than a Purchased Company) to transfer to the KO Buyers (or one of their nominees) all of such shares.

                             ARTICLE 5

                      COVENANTS OF THE PARTIES

     KO and CS hereby covenant to and agree with one another as follows:

     5.01 APPROVALS OF THIRD PARTIES; SATISFACTION OF CONDITIONS TO CLOSING. Subject in the case of KO to KO's existing commitments as described in Schedule 5.01, KO and CS will use their respective reasonable best efforts, and will cooperate with one another, to secure all necessary consents, approvals, authorizations and exemptions from Governmental Authorities and other third parties in connection with the transactions contemplated by this Agreement and the Transaction Documents. Subject in the case of KO to KO's existing commitments as described in Schedule 5.01, KO and CS will use their reasonable best efforts, and the parties shall cooperate in good faith, to obtain the satisfaction of the conditions specified in Articles
6 and 7, as shall be required in order to enable the parties to cause the Threshold Closing and each Subsequent Closing to occur as promptly as practicable after the date of this Agreement. It is specifically agreed that the obligations set forth in this
Section 5.01 shall include the obligation of the parties to vigorously seek to avoid the imposition of any prohibition, injunction, temporary restraining order or other order or decision ("Negative Decision") in any suit or administrative proceedings which would otherwise result in the failure of closing conditions to be satisfied with respect to any country and to vigorously pursue any available non-frivolous appeals against any such Negative Decisions (including, without limitation, to the governmental bodies listed on Exhibit 5.01) with a view of removing any such impediment to closing.

     5.02 CONFIDENTIALITY.

          (a) From and after the date of this Agreement, each of KO and CS shall hold, keep, treat and deal with all Confidential
Information (as defined in Section 5.02(b)) in accordance with the terms of this Section 5.02.

          (b) For purposes of this Section 5.02, the following terms shall have the following meanings:

          "Business" means the global beverage business of each of KO and CS.

          "Confidential Information" means:

               (i)   all Information relating directly or
indirectly to the Business of a party that is disclosed by or obtained directly or indirectly (whether by the receipt of documents, orally or through observation), separately or collectively, from KO or CS or any of their respective Affiliates or agents (collectively, with KO or CS, referred to as the "KO Group" or "CS Group" or "Groups", as indicated by the context);

               (ii) all Information relating to either party and/or any member of its Group including, without limitation, Information relating to the assets, business, trading practices, plans, proposals and/or trading prospects of such party and/or any member of its Group that is disclosed by or obtained directly or indirectly (whether by the receipt of documents, orally or through observation) from that party or any member of its Group; and

               (iii) all Information obtained in any way (whether directly or indirectly) from any director, officer, employee, agent, professional advisor or contractor of either party or any member of such party's Group;

BUT EXCLUDING:

               (i) all Information that a party can show by written records is at the time of receipt by it or comes to be generally available to the public otherwise than as a consequence of a breach by such party, its directors, officers, employees, agents, professional advisers or contractors or any other person referred to in paragraph (c) below; and

               (ii) all Information that is shown by written records to be properly and lawfully in a party's possession or available to such party prior to the time that it is disclosed to or obtained by such party and which was not obtained directly or indirectly from the other party or any member of its Group nor from another source bound by a duty of confidentiality to the party or any member of its Group.

     All references to Confidential Information in this Section
5.02 shall be to the whole or any parts thereof as the context permits.

          "Information" means all financial, trading, business, organizational or legal information of any nature whatsoever in whatever form, including, without limitation, all data, know-how, analyses, compilations, studies, collections of data, proposals and plans whether in writing, conveyed orally or by any telex, recording, diagram, financial statements, computer program or other machine-readable medium and shall also include all data, know-how, analyses, compilations, studies, summaries, collection of data, proposals and plans containing or otherwise reflecting or generated from such information.

          (c)  Each party shall and shall cause its advisers to:

               (i) treat and keep all Confidential Information as secret and confidential and not (directly or indirectly) divulge, reveal, publish, communicate or disclose any Confidential Information to any other Person, except:

                    (A)  with the prior written consent of the
other party; or

                    (B)  as may be required by law (but only
after reasonable consultation with the other party);

               (ii) not use any Confidential Information in any way or for any purpose (including, but not limited to, any competitive or commercial purpose) other than the implementation of the transactions contemplated by this Agreement and the Transaction Documents;

               (iii) (A) take all such action as may be necessary to maintain the secrecy and confidentiality of the Confidential Information and to ensure that the Confidential Information is not disclosed by any Person in whole or in part contrary to any of the terms of this Section 5.02; and

                     (B)  under all circumstances, be responsible
for, and indemnify and keep the other party indemnified from and held harmless against, any breach of this Section 5.02 by itself, its directors, officers, employees, agents, professional advisers or contractor or any Person referred to in paragraph (b)(i) above or any of its Affiliates.

          (d) In the event that this Agreement is terminated in accordance with its terms, any party may request in writing the return to such party of all documents (including, without limitation, diagrams, tapes, computer programs or other machine-readable materials) which contain, refer to or reflect any Confidential Information which has been supplied or made available to the other party or any of its directors, officers, employees, agents, professional advisers or contractors or any Person referred to in paragraph (c) above or any Affiliate of the other party. Promptly after receiving such request, the other party shall return all requested materials and will certify to the other party that it has complied in full with the provisions of this paragraph. Analyses, compilations, studies or other documents prepared by such party's directors, officers, employees, agents, professional advisers or contractors in a good faith effort to evaluate commercial opportunities will be held by such party or destroyed. Notwithstanding the return or retention of such documents, the obligations of confidentiality and all other obligations set out in this Section 5.02 shall remain in full force and effect.

     5.03 TRADE SECRETS, CONFIDENTIAL INFORMATION AND
          NONCOMPETITION COVENANTS.

          (a) For the purposes of this Section 5.03, the following definitions shall apply:

     (i) "Competitive Activities" shall mean the manufacture, distribution and sale of concentrates, essences, beverage bases and syrups for the production of carbonated soft drinks and the manufacture, distribution and sale of mineral water, bottled water and similar water products.

     (ii) "Confidential Information" shall mean any confidential data or confidential information, other than Trade Secrets, which is valuable to and used by any of the Purchased Businesses and not generally known to competitors of the Purchased Businesses or otherwise publicly available.

     (iii) "Noncompete Period" shall mean the period beginning on the Applicable Closing Date and ending on the fourth anniversary of the Applicable Closing Date.

     (iv) "Territory" shall mean any country with respect to which the Purchased Businesses are transferred by the CS Parties to the KO Buyers pursuant to this Agreement.

     (v) "Trade Secret" shall mean information of or pertaining to any of the Purchased Businesses, including, but not limited to, technical or nontechnical data, a formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential agents or customers, or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (ii) is the subject of reasonable efforts by any of the Purchased Businesses to maintain its secrecy.

          (b) From and after the Applicable Closing Date in respect of a Purchased Business, the CS Parties shall hold in confidence all Trade Secrets and all Confidential Information in each Territory, and shall not disclose, publish or make use of Trade Secrets or Confidential Information in each Territory without the prior written consent of KO.

          (c)  The CS Parties agree as follows:

     (i) The CS Parties acknowledge that to protect adequately the interest of the KO Parties it is essential that any noncompete covenant with respect thereto cover all Competitive
Activities and the entire Territory.

     (ii) The CS Parties hereby agree that the CS Parties shall not, during the Noncompete Period, in any manner, directly or by assisting others, engage in, have any equity, or profit interest in, or render services of any executive, administrative, supervisory, marketing, production or consulting nature to any Person that conducts any of the Competitive Activities in any Territory (excluding for such purposes the ownership of less than 5% of the outstanding equity of any publicly traded company with respect to which none of the CS Parties has any representation on the board of directors or similar governing body).

     (iii) The CS Parties hereby agree that the CS Parties shall not, during the Noncompete Period, in any manner, directly or by assisting others, solicit or accept, or attempt to solicit or accept, any business from any agent, customer or franchisee of any of the Purchased Businesses, including actively sought prospective agents, customers or franchisees, for purposes of providing products or services that are competitive with those provided by the Purchased Businesses in any Territory.

     (iv) Notwithstanding the foregoing provisions of Section 5.03(c)(i), (ii) and (iii), nothing in this Section 5.03 shall
(A) prevent CS or any of its Affiliates from engaging in any Competitive Activities outside of any Territory so long as such activities do not involve in any material respect any Competitive Activities within the Territory, (B) prevent CS from supplying products or services to bottlers or distributors located outside any Territory which are not affiliates of CS which may sell or distribute products or services in any Territory so long as CS does not encourage such sale or distribution, provided that CS shall not be required to prevent or hinder passive parallel trade or (C) restrict the activities of the Joint Venture in France with Acqua Minerale San Benedetto spa, the German Joint Venture or the continuation of the bottled water line and related distribution arrangements for San Benedetto in CS's Belgian COBO operations.

     (d) Except as set forth in Section 5.06, the CS Parties hereby agree that the CS Parties shall not in any manner, directly or by assisting others, (A) on the Applicable Closing Date in respect of a Purchased Business and during the two years immediately thereafter, hire or actively solicit for employment any officer or director of any of the Purchased Businesses or
(B) on the Applicable Closing Date in respect of a Purchased Business and during the three years immediately thereafter, actively solicit for employment any other present or former employee of any of the Purchased Businesses; provided that nothing in clause (B) shall restrict any general advertisement by CS which is not directed at any such employees individually or as a group.

     (e) KO hereby agrees that the KO Buyers shall not, in any manner, directly or by assisting others on the Threshold Closing Date and during the three years immediately thereafter actively solicit for employment any officer or director or any other present or former employee of (i) any of the Purchased Businesses retained by the CS Parties, or (ii) any of the CS Parties' carbonated soft drink business in any Excluded Countries; provided that nothing in this clause (e) shall restrict any general advertisement by KO which is not directed at any such employee individually or as a group.

     (f) If a judicial or arbitral determination is made that any of the provisions of this Section 5.03 constitutes an unreasonable or otherwise unenforceable restriction against the CS Parties, the provisions of this Section 5.03 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable. In that regard, the parties to this Agreement hereby agree that any judicial or arbitral authority construing this Agreement shall be empowered to sever any prohibited business activity, time period or geographical area from the coverage of this Section 5.03 and to apply the provisions of this Section 5.03 to the remaining business activities and the remaining time period not so severed by such judicial or arbitrate authority.
Moreover, notwithstanding the fact that any provision of this
Section 5.03 is determined not to be specifically enforceable, the KO Parties shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by the CS Parties. The time period during which the prohibitions set forth in this Section 5.03 shall apply shall be tolled and suspended for a period equal to the aggregate quantity of time during which any CS Party violates such prohibitions in any respect.

     5.04 TAX MATTERS.

          (a)  Except as otherwise provided in this Section
5.04, it is expressly understood and agreed that the CS Parties shall be liable for all Taxes (as defined in Section 2.23) for any taxable period or portion thereof ending on or before the Applicable Closing Date. For any period for which the applicable law does not permit the Purchased Businesses to treat the Applicable Closing Date as the last day of a taxable period (a "Straddle Period"), then, for purposes of this Agreement, any Taxes that are attributable to any of the Purchased Businesses through the Applicable Closing Date shall be the Tax that would otherwise be due as if the Applicable Closing Date was the last day of a taxable period, except that in the case of Taxes such as property taxes that are imposed on a periodic basis (which, for the avoidance of doubt, shall in no event include income taxes), and measured by the level of any item (other than an item that is required to be determined as of the Applicable Closing Date or which is clearly determinable as of the Applicable Closing Date), the Taxes attributable to the Purchased Businesses through the Applicable Closing Date shall be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Applicable Closing Date and the denominator of which is the number of calendar days in the entire period. The KO Buyers shall be responsible for Taxes solely attributable to any transactions occurring on the Applicable Closing Date but after the Applicable Closing that are not in the ordinary course of business consistent with past practice. Notwithstanding the foregoing sentence, for purposes of this Section 5.04, any Tax that arises after the Applicable Closing (whether or not on the Applicable Closing Date) and that would not have been incurred but for the existence of a potential liability for Tax arising from the use of any form of group transaction relief as described in Section 2.23(b)(xii) that existed on or before the Applicable Closing Date (whether or not disclosed on Schedule 2.23) shall be deemed to be Tax for a taxable period or portion thereof ending on or before the Applicable Closing Date.

          (b) The CS Parties shall be responsible for causing the Purchased Businesses to file all Tax Returns for the taxable periods of the Purchased Businesses ending on or before the Applicable Closing Date and which are due (excluding extensions) before the Applicable Closing Date and for making any required payments with respect to such returns. In preparing and filing such Tax Returns of the Purchased Businesses the CS Parties shall not materially deviate from the manner in which any item of income or expense of any of the Purchased Businesses was reported in prior years, except as required by law.

          (c) The KO Buyers shall be responsible for filing or causing the Purchased Businesses to file all Tax Returns not required to be filed by the CS Parties pursuant to Section 5.04(b), and for making or causing the Purchased Businesses to make any required payments with respect to such returns. In preparing and filing income
Tax Returns of the Purchased Businesses for any Straddle Period, the KO Buyers shall not materially deviate from the manner in which any item of income or expense of any of the Purchased Businesses was reported in prior years, except as required by law. The KO Buyers shall provide the CS Parties with a draft of the Tax Return for any Straddle Periods of the Purchased Businesses together with a statement (with which the KO Buyers will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return that is allocable to the CS Parties pursuant to Section 5.04(a) hereof at least ten business days prior to the due date (including any extension thereof) for the filing of such Tax Return, and the CS Parties shall have the right to review such Tax Return and statement prior to the filing of such Tax Return. The CS Parties and the KO Buyers agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of any such Tax Return and statement by the CS Parties. Payment by the CS Parties of any amounts due under this Section 5.04 in respect of Taxes shall be made (i) with respect to Straddle Period Taxes, at least three calendar days before the due date of the applicable estimated or final Tax Return required to be filed by the Purchased Business on which is required to be reported income or other amounts for a Straddle Period, or (ii) with respect to all other Taxes, within five business days following either an agreement between the CS Parties and the KO Buyers that an amount is payable pursuant to this Section 5.04 or the assessment of such Tax by an applicable taxing authority.

          (d) After the Applicable Closing Date, the KO Buyers shall have the right, subject to the other provisions of this
Section 5.04, to direct the handling of all matters relating to the Tax liabilities of the Purchased Businesses for periods ending after the Applicable Closing Date, including, without limitation, the preparation of all returns, the payment of all liabilities, the prosecution of all administrative and judicial remedies, the execution of any closing agreement or any consent or waiver extending the statute of limitations and the filing of any claim for refund.

          (e) The KO Buyers on the one hand, and the CS Parties and the Purchased Businesses on the other hand, each shall use their reasonable best efforts to provide each other with such assistance as may reasonably be requested by any of them in connection with Tax matters, including but not limited to, information with respect to the preparation of any Tax Return, any judicial or administrative proceeding relating to liability for Taxes, or any claim arising under this Section 5.04 and each will retain and provide the other with any records or information which may be relevant to such Tax Return, audit, examination, proceedings or determination. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules. The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance. In addition, the KO Buyers and the CS Parties shall notify the others reasonably in advance of entering into a closing agreement with any taxing authority that by its terms would bar the other party from realizing a net Tax benefit.

          (f) All transfer tax costs pertaining to the implementation of the transactions contemplated by this Agreement shall be paid by the parties as provided in Section 4.05.

          (g) (A) After the Threshold Closing, the Purchased Businesses shall promptly notify the CS Parties in writing of the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on a Purchased Business which, if determined adversely to the taxpayer or after the lapse of time, would be grounds for indemnification hereunder. Such notice shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If the Purchased Businesses fail to give the CS Parties prompt notice of an asserted Tax liability as required by this Section 5.04(g), and if such failure to give prompt notice results in a material detriment to the CS Parties, then any amount which the CS Parties are otherwise required to pay to any Purchased Business or the KO Buyers with respect to such liability shall be reduced by the amount of such detriment.

               (B) The CS Parties may elect to direct, through counsel of their own choosing and at their own expense, any audit, claim for refund and administrative or judicial proceeding involving any asserted liability with respect to which indemnity for Taxes may be sought under Section 5.04 (any such audits, claims for refund or proceedings relating to any asserted Tax liability are referred to herein collectively as a "Contest").
If the CS Parties elect to direct the Contest of an asserted Tax liability, they shall within ten calendar days of receipt of the notice of asserted Tax liability notify the affected Purchased Business of their intent to do so, and the KO Buyers shall cooperate and shall cause each of the Purchased Businesses or their successors to cooperate, at the CS Parties' expense, in each phase of such Contest. If the CS Parties elect not to direct the Contest, fail to notify the Purchased Business of their election as herein provided or contest their obligation to indemnify under Section 5.04, the Purchased Business may pay, compromise or contest, at its own expense, such asserted liability. If the CS Parties elect to direct the Contest, the KO Buyers shall cause the appropriate Purchased Business or its successor promptly to empower (by power of attorney and such other documentation as may be appropriate) such representatives of the CS Parties as they may designate to represent the Purchased Business in the Contest insofar as the Contest involves an asserted Tax liability for which the CS Parties would be liable under this Section 5.04.

          (h) The parties agree to treat all payments made under this Section 5.04, under other indemnity provisions of this Agreement and for any misrepresentations or breach of warranties or covenants as adjustments to the purchase price for Tax purposes.

          (i)  The provisions of Sections 2.05, 2.15(b), 2.23,
4.05 and 5.04 hereof shall be determinative of the respective liabilities of the parties hereto with respect to Taxes in the event that any other provision of this Agreement could otherwise be interpreted in a manner inconsistent with Sections 2.05, 2.15(b), 2.23, 4.05 or Section 5.04 hereof.

          (j) Prior to the Threshold Closing, the parties will agree in writing upon an allocation of the Purchase Price among the Purchased Businesses and shall report such allocation for all tax purposes and in all tax filings.

     5.05 OTHER MATTERS. The parties agree to comply with their obligations set forth in Exhibit 5.05.

     5.06 EMPLOYEE MATTERS.

          (a) As of the Applicable Closing Date, the KO Buyers shall offer employment to (in the case of Persons who are not employees of the Plants), or continue to employ (in the case of Persons who are employees of the Plants), each full and part-time regular employee who is employed by the relevant Purchased Business immediately prior to such Applicable Closing Date. For a twelve month period following the Applicable Closing Date those individuals who are on an authorized leave of absence, short- or long-term disability leave, workers' compensation leave or vacation leave and any employee of the Purchased Businesses who is on secondment to another entity as of the Applicable Closing Date will be offered employment when they are available and ready to perform the duties of a regular employee so long as such employee(s) are ready to perform such duties within said twelve month period. The foregoing sentences expressly exclude those individuals that have been agreed upon in good faith by the parties hereto on or prior to the thirtieth day following the date hereof in a manner consistent with the discussions between the parties on this matter through the date hereof and such employees shall be retained by CS. Notwithstanding the foregoing, it is expressly acknowledged by the parties hereto that CS or its Affiliates shall be permitted to retain the employment of any individual who, pursuant to CS's then existing internal job filling procedures, on his own and without solicitation by CS or any of its Affiliates successfully applies for another position within the CS affiliated group outside of the Purchased Businesses. If pursuant to the preceding sentence, in the reasonable judgement of the KO Buyers, key employees of that portion of the Purchased Businesses would remain employed by CS or its Affiliates or if in the reasonable judgement of KO there have been employee departures that exceed customary levels and that are not consistent with past practice, KO and CS hereby expressly agree to discuss in good faith how best to address the implications of the foregoing and its impact on KO. Any employee who is employed by any of the KO Buyers after the Applicable Closing Date shall be hereinafter referred to as a "Transferred Employee." Nothing contained in this Section 5.06 shall be construed to prevent, limit or restrict in any way KO's right to terminate any Transferred Employee at any time following the Applicable Closing Date.

          (b) On and after the Applicable Closing Date, KO agrees to honor those severance obligations (i) with respect to the Transferred Employees as set forth on Schedule 5.06(b), and
(ii) CS employees in Purchased Businesses who refuse an offer of employment by KO for a "good reason" as defined in Schedule 5.06(b), in each case subject to the limitations set forth therein. KO shall have no obligations with respect to severance or otherwise in the instance in which CS employees refuse an offer of employment for other than a "good reason."

          (c) The CS Parties and the KO Buyers acknowledge that certain of the Transferred Employees are currently participating in one or more retirement plans that are sponsored or contributed to by the CS Parties (the "Pension Plans"). In instances where the Transferred Employees will become participants in a funded plan maintained or established prior to the Applicable Closing Date by the KO Buyers, the KO Buyers will give credit to the Transferred Employees under such plan for all service with CS and any of its affiliates and predecessors for all purposes, including without limitation, for eligibility, vesting and benefit accrual purposes, to the extent that such credit was credited under the comparable pension programs of CS and its affiliates immediately prior to the Applicable Closing Date, and to the extent that such crediting is permissible under applicable local law. In such a case, the CS Parties agree to transfer sufficient assets to the KO Buyers to fund such past service obligations so assumed by the KO Buyers, determined on the basis of reasonable actuarial principles, provided such transfer is in compliance with appropriate local law requirements. However, no such credit shall be given for benefit accrual purposes in cases where a Transferred Employee has elected to cash out his pension benefit from any of the Pension Plans of the CS Parties.

          (d) KO agrees to use its reasonable best efforts to provide as of the Applicable Closing Date medical, pension, life and disability benefits, and cash, incentives and other remuneration to Transferred Employees that are, in the aggregate, no less favorable to the Transferred Employees than were the aggregate benefits, cash and other remuneration provided to such Transferred Employees by the CS Parties immediately prior to the Applicable Closing Date.

          (e) On and after the Applicable Closing Date, the KO Buyers shall assume all obligations attendant to any company automobiles exclusively used in the Purchased Businesses, including, without limitation, all lease payments, insurance premiums and maintenance expenses, on terms that are substantially comparable to the automobile expense reimbursement policies that apply to such Transferred Employees immediately prior to the Applicable Closing Date. The obligations herein, assumed by the KO Buyers, shall continue, as regards to individual Transferred Employees, for the duration of the individual lease agreements applicable to automobiles currently made available to such Transferred Employees. Thereafter, such Transferred Employees shall be eligible for use of KO automobiles, to the extent consistent with local KO practice.

          (f) CS and KO shall take all reasonable actions to effect the provisions of this Section 5.06 and to provide one another and their respective agents with all reasonable and practicable assistance relating to the matters addressed herein regarding the establishment, administration and maintenance of employee benefit plans and programs that apply to the Transferred Employees. In addition, the parties agree to use their reasonable best efforts to take all actions necessary to comply with all applicable local laws regarding notification to and consultation with the employees of the Purchased Businesses that may be required by the transactions contemplated by this Agreement and shall use their reasonable best efforts to take the results of any such consultation into account in their actions hereunder.

     5.07 BOTTLING RIGHTS. In order to allow KO to realize its anticipated growth projections for the Owned Trademarks, prior to the Threshold Closing and to the extent relevant after the Threshold Closing, CS and KO will discuss in good faith and seek to agree upon the best manner in which to take advantage of opportunities as they may arise that will enable CS to transfer bottling rights and all rights associated with bottling which are currently held by any party, provided that it is understood that the parties are not contemplating any transfers from KO bottlers or the CS COBO Operations.

     5.08 NO SALES TO CERTAIN COMPETITORS.

          (a) From and after the Subsequent Closing Expiration Date (or in the case of a license, from and after the date of this Agreement), CS agrees (and shall cause the Affiliates of CS to agree) not to sell, dispose of, license (except as set forth in Section 5.08(b)), assign or otherwise transfer (whether through the sale of stock or assets or through any merger, consolidation, share exchange, business combination or other transaction involving any CS subsidiary or otherwise), except pursuant to an agreement in respect of a Takeover Proposal, to any competitor of KO with a significant global presence and with annual revenues derived from beverage concentrate sales in excess of U.S.$1,750,000,000 (a "Major Competitor") any direct or indirect right, title or interest in (i) any Owned Trademark which is not included in the Threshold Closing or a Subsequent Closing and any similar trademark in Australia, South Africa or France (a "Held Brand"), (ii) any brand, trademark, trade name or similar right which is a variant of any of the Owned Trademarks outside the United States, or (iii) any Excluded Country License Agreement.

          (b)  If, after completing the process described in
Section 5.07, CS determines that it is not commercially practicable for it to enter into alternative licensing arrangements with another bottler and that it should enter into a bottling agreement in a particular territory with a bottler that is more than 30% owned by a Major Competitor, CS may enter into such agreement but only if such agreement is on terms which are in the ordinary course of business, consistent with past practice and such agreement has a term no longer than ten years.

          (c) From and after the Subsequent Closing Expiration Date, if the Board of CS recommends a Takeover Proposal involving a Major Competitor, CS enters into a definitive agreement providing for a Takeover Proposal involving a Major Competitor or a Takeover Proposal involving a Major Competitor is consummated, CS hereby grants to KO a freely assignable option, exercisable for a period of 120 days after the completion of such transaction by written notice from KO to CS, to acquire one or more of the Held Brands and the businesses associated therewith at the fair market value of such Held Brands and businesses. If the option is exercised, KO or its assignee will have one year following the date of exercise to consummate such transaction. Any dispute regarding such fair market value shall be resolved as follows:

     If the parties are unable to reach agreement on the fair market value within thirty days after the option is exercised, then the parties shall mutually appoint an independent investment banking firm of international reputation experienced in valuing businesses of the kind conducted by the Purchased Businesses; provided, that if the parties are unable to agree upon such an independent investment banking firm within 10 business days, then each party shall promptly retain its own investment banking firm and the two investment banking firms retained by each party shall select such independent investment banking firm within 10 business days after expiration of the initial 10 business day period referred to above (the independent investment banking firm appointed pursuant to the provisions of this sentence being the "Independent Appraiser"). The Independent Appraiser shall, within 30 business days after its appointment, determine the disputed fair market value. The determination of the Independent Appraiser shall be final and binding on both parties. The fees and expenses of the Independent Appraiser shall be shared equally by CS and KO.

     5.09 RIGHT OF FIRST NEGOTIATION. CS agrees that, if CS determines to engage in a transaction or if CS receives a bona fide offer in either case which could result in the direct or indirect sale, assignment, transfer, disposition or license
(but specifically excluding licensing of Held Brands, subject to Sections 5.07 and 5.08, if such licensing is on terms which are in the ordinary course consistent with past practice and for a duration of no more than ten years) of ownership or control (a "Disposition") of all or some of the Held Brands, CS will provide KO with written notice of its intent to engage in a Disposition of Held Brands (setting forth in such notice the Held Brands which CS intends to dispose of). KO shall have 20 business days after delivery by CS to KO of such notice to notify CS that KO desires to negotiate with CS for the acquisition of the Held Brands specified in CS's notice to KO. If KO shall fail to deliver such notice to CS by the expiration of such 20 business day period, CS's obligations under this Section 5.09 shall expire with respect to such Held Brands if there is a Disposition of such Held Brands within 180 days thereafter (provided that if such Disposition does not occur within such 180-day period, the provisions of this Section 5.09 shall again apply to such Held Brands). If KO shall timely provide such notice to CS, KO and CS shall negotiate diligently and in good faith for a period of up to 180 days in order to attempt to agree upon a transaction pursuant to which KO would acquire such Held Brands. If such negotiations shall fail to result in an agreement between KO and CS with respect to such Held Brands, upon expiration of such 180-day period, CS's obligations under this Section 5.09 shall expire with respect to such Held Brands if there is a Disposition of such Held Brands within 180 days thereafter (provided that if such Disposition does not occur within such 180-day period, the provisions of this Section 5.09 shall again apply to such Held Brands).

     5.10 CERTAIN BRAND ACQUISITIONS.  Except as set forth on
Schedule 5.10(a), prior to the Threshold Closing Date, KO agrees not to directly or indirectly acquire any trademarks in any of the countries set forth on Schedule 5.10(b) if such acquisition would significantly and adversely affect the ability of KO to obtain necessary regulatory approvals to achieve the Threshold Condition.

     5.11 AUSTRALIA. Subject to due diligence on the part of KO, the negotiation of a definitive agreement mutually satisfactory to KO and CS, Board approval on the part of KO and CS and regulatory approval, KO and CS intend to enter into a transaction pursuant to which KO would purchase for a purchase price of U.S.$250,000,000 all of the tangible and intangible assets primarily relating to the beverage trademarks of CS and its Affiliates in Australia (including the Cottees Cordials business), including all bottling assets, and would assume the ordinary course working capital liabilities relating thereto. This intended price reflects the assumption by KO and CS that all carbonated soft drink brands and all non-carbonated beverage brands owned by CS and Affiliates in Australia (including the Cottees Cordials business) would be transferred to KO, and that CS would make representations and warranties with respect to all such brands, consistent with the representations and warranties set forth in Section 2.13 of this Agreement and provide indemnification with respect to such brands to KO consistent with
Section 9.01 of this Agreement. The parties also intend more generally that the definitive agreement with respect to such transaction would be generally consistent with the terms and conditions of this Agreement, taking into account the size and nature of such transaction.

     5.12 SOUTH AFRICA. The parties intend to negotiate and cooperate in good faith in a timely manner to seek to develop a transaction structure that would permit KO to enter into a mutually acceptable commercial arrangement with each of Cadbury Schweppes (South Africa) Ltd. and the owner of the Lemon Twist trademark in South Africa that would enable KO to acquire for fair value all tangible and intangible assets relating to the trademarks used in CS's beverages business in South Africa (including Lemon Twist) and the entire associated value stream.

     5.13 ROSE'S BEVERAGES. At the Threshold Closing, CS or the relevant Affiliate of CS and KO or the relevant Affiliate of KO shall enter into an exclusive royalty-free, freely transferable license agreement (the "Rose's License Agreement"), with a right to sublicense in form and substance reasonably satisfactory to the parties and in substantially the same form as the Excluded Country License Agreement pursuant to which CS will grant to KO the right to use in perpetuity the trademark "Rose's" for beverages and any brand, trademark, trade name or similar right connected or associated therewith for beverages (including any variants thereof which are developed or created after the date hereof for beverages) with respect to all countries other than the United States, South Africa, Canada and France (and other than Australia, unless the Cottees Cordials are acquired pursuant to Section 5.11). The Rose's License Agreement shall include, without limitation, terms providing KO or the relevant KO Affiliate with brand extensions and rights to new packaging. If the entering into of the Rose's License Agreement would not be permitted at the Threshold Closing, the Purchase Price will be adjusted by the amount attributed to Rose's beverages on Schedule 1.02(b)-1.

     5.14 MEXICAN COBO-TECATE FACILITY. If CS sells the Mexican COBO, CS shall transfer, assign and deliver to the purchaser of the Mexican COBO at no cost to such purchaser all of CS's right, title and interest in and to the mineral water rights presently used with respect to its Tecate, Mexico facility (the "Tecate Facility"). CS shall also provide to such purchaser the opportunity to elect to cause CS to fill carbonated soft drink and mineral water products produced by the Tecate Facility at CS's cost as determined below. Such purchaser shall have the right to cancel such filling agreement, subject to reasonable notice, without cost to such purchaser. In addition, such purchaser shall not assume any liabilities or obligations relating to the employees of the Tecate Facility. As used in this Section 5.14, CS's "cost" means all direct costs and reasonable overhead and other indirect costs associated with producing such products.

     5.15 GERMANY.

          (a) The parties recognize that CS owns 28% of the equity interests of a German joint venture (the "German Joint Venture") which licenses the Schweppes Brand and certain other brands, including DR PEPPER Brand, from CS, which license CS represents and warrants has a termination date of December 31, 2001 (assuming proper notice of termination is provided, which notice CS agrees to give at the earliest possible date).

          (b) Following the Applicable Closing Date relating to Germany, CS shall, or shall cause its appropriate Affiliate to, make the following payments to KO, subject to the provisions of this paragraph set forth below, at the times specified below:

          September 30, 1999            US$2,400,000
          March 31, 2000                US$2,625,000
          September 30, 2000            US$2,850,000
          March 31, 2001                US$3,075,000
          September 30, 2001            US$3,300,000

          If the Applicable Closing in Germany shall occur after a scheduled payment date, CS shall not be required to make the specified payment for such date. If the German Joint Venture shall be terminated and the license agreement is terminated without any objection from either of the joint venture parties prior to any scheduled payment date, then (i) within 10 business days after such terminations, CS shall make a payment to KO in an amount equal to the product of (A) the amount of the next scheduled payment and (B) a fraction, the numerator of which shall be the number of days that shall have elapsed from the scheduled payment date immediately prior to the termination of the German Joint Venture to, and including, the date of such terminations and the denominator of which shall be 182.5 and
(ii) no further payments under this paragraph (b) shall be required.

          (c) CS agrees that if KO reaches an agreement to acquire the license rights to the DR PEPPER Brand (and any variants thereof) from the German Joint Venture on or prior to December 31, 2001, then CS will waive and surrender to KO any rights CS may have to receive, directly or indirectly, any payment in respect of the price paid by KO to acquire such rights.

          (d) CS agrees that at all times prior to January 1, 2002, it will use its commercially reasonable efforts to support, promote, maintain and enhance the brand value associated with the DR PEPPER Brand (and any variants thereof) in Germany.

     5.16 SYRIA. CS will cooperate with KO in an effort to permit KO to be able to conduct the Purchased Businesses in Syria following the Threshold Closing. If prior to the Threshold Closing, KO in its discretion determines that it will not be able to conduct the Purchased Businesses in Syria, then (i) the Owned Trademarks in Syria shall be transferred to the KO Buyers, (ii) none of the other Assets in Syria shall be transferred to the KO Buyers (with a corresponding reduction in the Purchase Price as described in Schedule 1.02(b)-1), (iii) the KO Buyers shall enter into an Excluded Country License Agreement with respect to Syria, and (iv) the other Assets shall be transferred by the CS Parties to the KO Buyers at a Subsequent Closing at such time as the CS Parties may determine, with the price determined based on the value as described in Schedule 1.02(b)-1.

     5.17 ZIMBABWE.

          (a) The parties recognize that CS owns 44.9% of the equity interests of a company in Zimbabwe (the "Zimbabwe Company") which licenses certain brands, including

Schweppes and Mazoe, from CS (the "Zimbabwe License"), which license CS represents and warrants has a termination date of December 31, 2001, except with respect to Whisky black, which has a termination date of December 31, 2004.

          (b) Unless otherwise agreed by the parties, on and after the Applicable Closing in respect of Zimbabwe, CS agrees to pay to KO promptly all dividends and other distributions or economic benefits (on an after-tax basis based on CS's applicable tax rate) which CS may from time to time receive from the Zimbabwe Company prior to December 31, 2001. In addition, CS shall indemnify KO for all losses which KO may incur arising out of, relating to, or in connection with, any action brought by the other shareholders of the Zimbabwe Company arising out of the termination by KO of the Zimbabwe License at any time on or after December 31, 2001.

     5.18 INDIA. At KO's option, at the Threshold Closing or, if KO elects, at any Subsequent Closing specified by KO, the CS Parties shall assign, transfer and deliver to KO, AI or another
KO Buyer at no cost or expense to the KO Buyers, all of the right, title and interest of the CS Parties in and to Cadbury Schweppes Beverages India Private Ltd. (other than any cash or cash equivalents held by such company, except to the extent that the exclusion of such cash would reduce the fair market value of such company below zero).

     5.19 CHINESE JOINT VENTURE.

          (a) The parties recognize that CS owns 35% of a company in China (the "Chinese Company") which licenses the Oasis brand in China.

          (b) Prior to the Threshold Closing, CS shall cause the Chinese Company to be liquidated so that CS (and KO following the Threshold Closing) will have the unfettered right and title to the "Oasis" brand in China and the unfettered right to license such brand.

     5.20 SUPPORT AGREEMENTS; CONCENTRATE AGREEMENT.

          (a) With respect to any country (other than the United States) the Purchased Businesses with respect to which are not purchased by KO pursuant to this Agreement at the Threshold Closing or a Subsequent Closing, the parties will enter into an agreement for the provision by KO to CS of specific support services in such form as the parties may mutually agree. Such services will include, without limitation, the supply of concentrates, as well as services related to new products, packaging and advertising, to the extent necessary to permit CS to continue its operations in such countries in a manner comparable to currently conducted operations. The supply of concentrates shall be at KO's cost as determined below. CS and KO will negotiate in good faith on an arms-length basis the amounts of payments to be made by CS to KO in return for such services to be provided by KO. For purposes of this Section 5.20, "KO's cost" means all direct costs and reasonable overhead and other indirect costs associated with the provision of such supplies and services.

          (b) Since KO will not be purchasing the "Oasis" trademark in all countries at the Threshold Closing, the parties will negotiate in good faith regarding the terms of a supply agreement to be mutually satisfactory to the parties relating to the supply of fruit-based concentrate to CS for products bearing the "Oasis" trademark.

     5.21 FACILITATION PAYMENTS. In consideration for the assistance to be provided by CS in connection with closing the transactions contemplated by this Agreement and the Transaction Documents, KO or AI shall pay to CS in cash (i) a transition facilitation payment in the amount of U.S.$30,000,000 on the later of the Threshold Closing Date and July 1, 1999 (the "First Payment Date"), and (ii) a transition facilitation payment in the amount of U.S.$20,000,000 on the date which is seven months after the First Payment Date. Such payment shall not be subject to reduction or set-off for any reason.

     5.22 YEAR 2000 COMPLIANCE.

          (a) Following the date of this Agreement, CS shall provide KO with such access and information as KO may reasonably request relating to any issues regarding whether the Plants are Year 2000 Compliant, and shall permit, at KO's sole cost and expense, any consultant engaged by KO to have such access and receive such information as KO may reasonably request in order to permit such consultant to assess the issues regarding whether the Plants are Year 2000 Compliant.

          (b)  If any of KO, the KO Buyers or the Plants:

               (i) is required to expend funds in excess of U.S. $200,000 in order to execute the Y2K Plan; or

               (ii) reasonably determines in good faith, prior to January 1, 2000, that steps additional to those set forth in the Y2K Plan are required to ensure the Year 2000 Computer Date Problem will not affect the conduct of the business of the Plants in any material respect, and that expenditures in excess of U.S. $200,000 are required to take such additional steps;

then KO shall notify CS, and CS agrees that it shall either:

     (A) provide the funds to KO so that KO can execute the Y2K Plan or take the additional steps required, in which case CS shall be relieved from any indemnification obligations under Sections 9.01(a)(vii) in respect of such additional steps undertaken by KO and the matters addressed by such additional steps;

     (B) implement the additional steps required by KO at CS's expense, in which case CS shall not be subject to the indemnification obligations under Section 9.01(a)(vii) with respect to such additional steps and the matters addressed by such additional steps, unless CS fails to implement or negligently implements the required steps identified by KO;

     (C) in lieu of the additional steps required by KO, suggest an alternate plan or steps to be implemented at CS's expense in which case CS shall be required to indemnify KO in accordance with Section 9.01(a)(vii) with respect to such matter only to the extent that CS's alternate plan or steps fail to correct the problem identified by KO or cause a Loss; or

     (D) take no action, in which case CS shall indemnify KO for any Loss caused by the identified problem in accordance with
Section 9.01(a)(vii), subject to the limitations set forth in
Section 9.01(c).

     5.23 ENVIRONMENTAL COMPLIANCE. If any of KO, the KO Buyers or the Purchased Businesses reasonably determines in good faith after any Applicable Closing Date that steps are necessary to avoid or mitigate a potential Environmental Claim arising from any conditions, facts, circumstances, events or practices relating to the Plants, the properties covered by the Assumed Leases or the Malvern Facility (but specifically excluding practices to the extent of any continuation of such practices by KO after the Applicable Closing Date) on or prior to the Applicable Closing Date, then KO shall notify CS and CS agrees that it shall either:

          (a) provide the funds to KO so that KO can avoid or mitigate the Losses associated with such Environmental Claim; or

          (b) take no action, in which case CS shall indemnify KO for any Loss associated with any such Environmental Claim which may arise under Section 9.01(a)(v)(B) or 9.01(a)(vi), in accordance with and subject to any applicable limitations set forth in Section 9.01(c), provided that in such event, CS shall not be entitled to assert mitigation or any similar defense as a defense to CS's indemnity obligation to any Protected Party (as defined in Section 9.01(a)) for any such Environmental Claim.

     5.24 DEBT. CS shall repay, prior to the Applicable Closing Date, all Debt of the Purchased Company and the Subsidiaries. If such Debt cannot be repaid due to restrictions on financial assistance or similar laws in the relevant jurisdictions, the KO Buyers shall assume such Debt (such Debt so assumed by the KO Buyers being the "Assumed Debt") at the Applicable Closing, subject to an adjustment in the Purchase Price as described in
Section 1.02.

     5.25 NON-ASSIGNABLE CONTRACTS, LICENSES, ETC. To the extent that any Contract for which assignment to the KO Parties is provided for in this Agreement is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. CS shall, and shall cause the other CS Parties to, use their reasonable best efforts to obtain the consent of such other party to the assignment of any such contract to the KO Parties in all such cases in which such consent is or may be required for such assignment. If such consent shall not be obtained within a reasonable period of time prior to the Applicable Closing, CS shall, and shall cause the CS Parties to, cooperate with the KO Parties in any reasonable arrangement designed to provide for the KO Parties the benefits under any such contract. If such consent is not obtained under the license agreements from Sunkist Growers to CS, the amount of the Purchase Price shall be reduced at the Threshold Closing by the amounts assigned to such items on
Schedule 1.02(b)-1. Receipt of such consents from the Sunkist Growers shall not be a condition to any closing hereunder.

     5.26 REPLACEMENT OF CS GUARANTEES. To the extent any CS Party is liable or responsible (whether by guarantee, letter of credit or otherwise) for any Assumed Liability (each, a "CS Guarantee"), KO shall use its commercially reasonable efforts to cause such CS Party to be removed from such CS Guarantee and shall indemnify and hold harmless the CS Parties from against any and all Losses relating to or arising out of any such CS Guarantee.

     5.27 SCHWEPPES EEIG. As of the Threshold Closing, CS shall cause the Purchased Company and the Subsidiaries to be removed from the Schweppes Europe EEIG and, upon such removal, no further services will be provided thereunder to the Purchased Company and the Subsidiaries except as otherwise provided by this Agreement.

     5.28 INVOICING OF CC&SB FOR CERTAIN MATTERS. KO shall invoice Coca-Cola & Schweppes Beverages Limited, and shall promptly provide CS with copies of such invoices, for "Extracts" supplied to Coca-Cola & Schweppes Beverages Limited pursuant to the Licensor Agreements. CS shall invoice Coca-Cola & Schweppes Beverages for the Concentrate Surcharge. If Coca-Cola & Schweppes Beverages Limited shall remit any portion of the Concentrate Surcharge to KO or a KO Affiliate, KO shall cause such amount to be promptly paid over to CS.

     5.29 CERTAIN FURNITURE AND EQUIPMENT. Following the date of this Agreement, KO shall have the opportunity to review and consider whether it desires to receive the rights under, and assume the liabilities and obligations under, all or some of the furniture and equipment leases relating to offices used to conduct the beverages business of CS and its Affiliates outside the United States (the "Furniture and Equipment Leases"). KO shall be entitled to receive the rights under, and assume the liabilities and obligations under, such Furniture and Equipment Leases as KO so designates at an Applicable Closing.

     5.30 TRADEMARK COOPERATION. From and after the date of this Agreement, CS shall (i) without limiting KO's rights under
Section 4.02, provide reasonable access, upon reasonable notice, to KO and KO's representatives to the files in CS's possession or control relating to the Owned Trademarks as KO or KO's representatives may reasonably request and (ii) cooperate with KO and KO's representatives in implementing such steps as KO shall reasonably request in order to preserve and protect any Owned Trademarks, including the making of certain filings and the taking of certain action as previously discussed between KO and CS. To the extent that such steps would not otherwise be taken by CS in the ordinary course of its business consistent with past practices (it being acknowledged that certain filings and actions as previously discussed by the parties are in the ordinary course of its business consistent with past practices), such steps shall be taken at KO's cost and expense using such of KO's personnel and/or counsel as may reasonably be requested by CS, with such personnel and/or counsel acting under the direction and control of CS.

     5.31 ACQUIRED RECEIVABLES.

          (a) Except with respect to the Carcagente Plant and the Athy Plant, at each Applicable Closing, the KO Buyers will acquire from the CS Parties all of the accounts receivable of the Purchased Businesses transferred at such Applicable Closing (as represented on the CS Hyperion Reporting System as "Debtors") but only to the extent such accounts receivable were generated in respect of concentrate sales (the "Acquired Receivables"). The purchase price to be paid by the KO Buyers to the CS Parties for such accounts receivable shall equal the face amount of such accounts receivable less reductions for bad debt reserves, which would be based upon CS's historical percentage experience with respect to bad debts (the "Bad Debt Reserve"). It is anticipated that the KO Buyers would also agree with the CS Parties to assume certain agreed upon accounts payable under marketing commitments in respect of periods prior to each such Applicable Closing (as represented on the CS Hyperion Reporting System as "Customer Rebates"), in which case the purchase price for the Acquired Receivables shall be reduced dollar-for-dollar by the amount of any such payables which the KO Buyers agree to assume.

          (b) The KO Buyers shall use their commercially reasonable efforts to collect the relevant Acquired Receivables after the date of each Applicable Closing. To the extent any such Acquired Receivables are not collected within twelve months of any such Applicable Closing, the CS Parties shall pay to the KO Buyers on or prior to the thirtieth day after the one year anniversary of such Applicable Closing an amount equal to the total face value of any Acquired Receivables not so collected, minus the total Bad Debt Reserve. If the amount of the Acquired Receivables so collected exceeds the total face value of the Acquired Receivables, less the total Bad Debt Reserve, the KO Buyers shall similarly pay the amount of such excess to the CS Parties.

          (c) Except as set forth in paragraphs (a) and (b) above, or as specifically set forth in Section 1.06, the CS
Parties shall retain at each Applicable Closing and be responsible for all payables and other liabilities and obligations with respect to the Purchased Businesses transferred at such Applicable Closing.

          (d) After each Applicable Closing, any payments made to CS or any of its Affiliates in respect of Acquired Receivables or with respect to receivables generated by the Purchased Businesses transferred at such Applicable Closing in respect of periods after such Applicable Closing shall be paid forthwith (and in any event in not less than 30 days after receipt) to the KO Buyers.

          (e) Any disputes with respect to the matters described in this Section 5.31 shall be referred to and resolved and determined by the Review Accounting Firm, which determination shall be binding on the CS Parties and the KO Buyers.


                             ARTICLE 6

                   CONDITIONS TO CS'S OBLIGATIONS

     6.01 CONDITIONS TO THE THRESHOLD CLOSING. The obligations of CS to be performed under this Agreement at the Threshold
Closing shall be subject to the satisfaction (or waiver by

CS) at or prior to the Threshold Closing Date of the following conditions:

          (a) CS Country Conditions (as defined below) sufficient to satisfy the Threshold Condition shall be satisfied.

          (b) The representations and warranties of KO contained in this Agreement shall be true and correct in all material respects on and as of the Threshold Closing Date with the same force and effect as though made on and as of such date; KO shall have complied in all material respects with its covenants and agreements set forth in this Agreement to be performed by it on or before the Threshold Closing Date; and KO shall have delivered to CS a certificate dated the Threshold Closing Date and signed on behalf of KO by its duly authorized officer attesting to all such effects described in this paragraph, which certificate shall state that such representations and warranties are made as of the Threshold Closing Date with the same force and effect as if made in this Agreement as of the date hereof.

          (c) Subject to Section 7.04, no suit, governmental investigation, action or other proceeding shall be pending and no suit, investigation, action or other proceeding by any Governmental Authority shall be overtly threatened as a result of, or in connection with, the transactions contemplated by this Agreement and the Transaction Documents which, in the reasonable opinion of counsel for CS, would be reasonably likely to result in the restraint or prohibition of any of the CS Parties from consummating the transactions contemplated hereby or by the Transaction Documents, or the obtaining of damages or other relief from the CS Parties which are material in the context of the transactions contemplated by this Agreement and the Transaction Documents.

     6.02 CONDITIONS TO EACH SUBSEQUENT CLOSING. The obligations of CS to be performed under this Agreement at each Subsequent
Closing shall be subject to the satisfaction (or waiver by CS) at or prior to such Subsequent Closing Date of the following conditions:

          (a)  The Threshold Closing shall have occurred.

          (b) The representations and warranties of KO contained in this Agreement shall be true and correct in all material respects on and as of the Subsequent Closing Date with the same force and effect as though made on and as of such date; KO shall have complied in all material respects with its covenants and agreements set forth in this Agreement to be performed by it on or before the Subsequent Closing Date; and KO shall have delivered to CS a certificate dated the Subsequent Closing Date and signed on behalf of KO by its duly authorized officer attesting to all such effects described in this paragraph, which certificate shall state that such representations and warranties are made as of the Subsequent Closing Date with the same force and effect as if made in this Agreement as of the date hereof.

          (c) Subject to Section 7.04, no suit, governmental investigation, action or other proceeding shall be pending and no suit, investigation, action or other proceeding by any Governmental Authority shall be overtly threatened as a result of, or in connection with, the transactions contemplated by this Agreement and the Transaction Documents which, in the reasonable opinion of counsel for CS, would be reasonably likely to result in the restraint or prohibition of any of the CS Parties from consummating the transactions contemplated hereby or by the Transaction Documents, or the obtaining of damages or other relief from the CS Parties which are material in the context of the transactions contemplated by this Agreement and the Transaction Documents.

     6.03 CS COUNTRY CONDITIONS. The obligations of CS to be performed hereunder with respect to the Assets in a particular country shall be subject to the satisfaction (or waiver by CS) of each of the following conditions (the "CS Country Conditions"):

          (a) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby or by the Transaction Documents with respect to such country shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the transactions contemplated hereby or by the Transaction Documents with respect to such country.

          (b) Subject to Section 7.04, no suit, governmental investigation, action or other proceeding shall be pending and no suit, investigation, action or other proceeding by any Governmental Authority shall be overtly threatened which in the reasonable opinion of counsel for CS would be reasonably likely to restrain or prohibit the consummation of the transactions contemplated hereby and by the Transaction Documents with respect to such country.

          (c) All necessary governmental approvals in connection with the transactions contemplated by this Agreement and the Transaction Documents with respect to such country shall have been obtained. All material consents and approvals of third parties required in connection with the transactions contemplated by this Agreement and the Transaction Documents with respect to such country shall have been obtained.

                             ARTICLE 7

                   CONDITIONS TO KO'S OBLIGATIONS

     7.01 CONDITIONS TO THE THRESHOLD CLOSING. The obligations of KO to be performed hereunder at the Threshold Closing shall be subject to the satisfaction (or waiver by KO) on or before the Threshold Closing Date of each of the following conditions:

          (a) KO Country Conditions (as defined below) sufficient to satisfy the Threshold Condition shall be satisfied.

          (b) Each of the representations and warranties of CS contained in Sections 2.01, 2.02, 2.03, 2.04, 2.05 and 2.06 shall be true and correct in all material respects as of the date hereof and as of the Threshold Closing Date with the same effect as though such representations and warranties had been made as of the Threshold Closing Date.

          (c) Each of the representations and warranties of the CS Parties contained in Article 2 (other than the representations and warranties referred to in Section 7.01(b)) shall be true and correct in all respects as of the date hereof and as of the Threshold Closing Date with the same force and effect as though such representations and warranties had been made as of the Threshold Closing Date, except (i) representations and warranties that speak as of a specified date or time other than the Threshold Closing Date (which need only be true and correct in all respects as of such date or time), and (ii) where the failure or failures of such representations and warranties to be true and correct do not and are not reasonably likely to, either individually or in the aggregate, have or result in a Material Adverse Effect (provided, however, that for purposes of this paragraph, if any such representation or warranty is qualified in any respect by materiality, by the word "material" or by words of similar impact, such materiality, material or similar qualifications or exceptions will in all respects be ignored solely for purposes of the paragraph).

          (d) Each of the CS Parties shall have performed and complied in all material respects with the obligations, agreements and conditions contained herein and in the Conveyance
Documents required to be performed or complied with by them prior to or at the time of the Threshold Closing.

          (e) The Purchased Businesses taken as a whole shall not have suffered any Material Adverse Effect since the date of this Agreement.

          (f) Each of the CS Parties shall have delivered to KO a certificate dated as of the Threshold Closing Date signed by a senior officer on its behalf attesting to all of the effects described in Sections 7.01(b), (c), (d) and (e).

          (g) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal consummation of the transactions contemplated hereby or by the Transaction Documents to occur at the Threshold Closing, or, subject to Section 7.04, would be reasonably likely to result in damages or other relief having or reasonably likely to have a Material Adverse Effect or damages or other relief from or with respect to KO which are material in the context of the transactions contemplated by this Agreement and the Transaction Documents taken as a whole.

          (h) Subject to Section 7.04, no suit, governmental investigation, action or other proceeding shall be pending and no suit, investigation, action or other proceeding by any Governmental Authority shall be overtly threatened as a result of, or in connection with, the transactions contemplated by this Agreement and the Transaction Documents which in the reasonable opinion of counsel for KO would be reasonably likely to result in damages or other relief having or reasonably likely to have a Material Adverse Effect or damages or other relief from or with respect to KO which are material in the context of the transactions contemplated by this Agreement and the Transaction Documents taken as a whole.

     7.02 CONDITIONS TO THE SUBSEQUENT CLOSING. The obligations of KO to be performed hereunder at the Subsequent Closing shall be subject to the satisfaction (or waiver by KO) on or before the Subsequent Closing Date of each of the following conditions:

          (a)  The Threshold Closing shall have occurred.

          (b) Each of the representations and warranties of CS contained in Sections 2.01, 2.02, 2.03, 2.04, 2.05 and 2.06 shall be true and correct in all material respects as of the date hereof and as of the Subsequent Closing Date with the same effect as though such representations and warranties had been made as of the Subsequent Closing Date.

          (c) Each of the representations and warranties of the CS Parties contained in Article 2 (other than the representations and warranties referred to in Section 7.02(b)) shall be true and correct in all respects as of the date hereof and as of the Subsequent Closing Date with the same force and effect as though such representations and warranties had been made as of the Subsequent Closing Date, except (i) representations and warranties that speak as of a specified date or time other than the Subsequent Closing Date (which need only be true and correct in all respects as of such date or time), and (ii) where the failure or failures of such representations and warranties to be true and correct do not and are not reasonably likely to, either individually or in the aggregate, have or result in a Material Adverse Effect (provided, however, that for purposes of this paragraph, if any such representation or warranty is qualified in any respect by materiality, by the word "material" or by words of similar impact, such materiality, material or similar qualifications or exceptions will in all respects be ignored solely for purposes of the paragraph).

          (d) Each of the CS Parties shall have performed and complied in all material respects with all obligations, agreements and conditions contained herein and in the Conveyance
Documents required to be performed or complied with by them prior to or at the time of the Subsequent Closing.

          (e) No Material Adverse Effect shall have occurred since the date of this Agreement.

          (f) Each of the CS Parties shall have delivered to KO a certificate dated as of the Subsequent Closing Date signed by a senior officer on its behalf attesting to all of the effects described in Sections 7.02(b), (c), (d) and (e).

          (g) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal consummation of the transactions contemplated hereby or by the Transaction Documents to occur at the Threshold Closing or, subject to Section 7.04, would be reasonably likely to result in damages or other relief having or reasonably likely to have a Material Adverse Effect or damages or other relief from or with respect to KO which are material in the context of the transactions contemplated by this Agreement and the Transaction Documents taken as whole.

          (h) Subject to Section 7.04, no suit, governmental investigation, action or other proceeding shall be pending and no suit, investigation, action or other proceeding by any Governmental Authority shall be overtly threatened as a result of, or in connection with, the transactions contemplated by this Agreement and the Transaction Documents which in the reasonable opinion of counsel for KO would be reasonably likely to result in damages or other relief having or reasonably likely to have a Material Adverse Effect or damages or other relief from or with respect to KO which are material in the context of the transactions contemplated by this Agreement and the Transaction Documents taken as whole.

     7.03 KO COUNTRY CONDITIONS. The obligations of KO to be performed hereunder with respect to the Purchased Businesses in a particular country shall be subject to the satisfaction (or waiver by KO) of each of the following conditions (the "KO Country Conditions"):

          (a) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby or by the Transaction Documents with respect to such country (including the purchase and sale of the Purchased Company or any Subsidiary, in each case which owns the Owned Trademarks with respect to such country) shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the transactions contemplated hereby or by the Transaction Documents with respect to such country (including the purchase and sale of the Purchased Company or any Subsidiary, in each case which owns the Owned Trademarks with respect to such country), or, subject to Section 7.04, which restricts in any significant respect the ability of KO to conduct its businesses as now conducted in such country.

          (b) Subject to Section 7.04, no suit, governmental investigation, action or other proceeding shall be pending and no suit, investigation, action or other proceeding by any Governmental Authority shall be overtly threatened which in the reasonable opinion of counsel for KO would be reasonably likely to:

               (i) restrain or prohibit the consummation of the transactions contemplated hereby and by the Transaction Documents with respect to such country (including the purchase and sale of the Purchased Company or any Subsidiary, in each case which owns the Owned Trademarks with respect to such country);

               (ii) result in an order or other relief which restricts in any significant respect the ability of KO to conduct its businesses as now conducted in such country.

          (c) KO shall have received from counsel to CS reasonably satisfactory to KO, an opinion with respect to such countries (provided such country is specifically identified by name on Schedule 1.02(b)-1), dated the Applicable Closing Date, in the form of Exhibit 7.03(c).

          (d)  The CS Parties shall have delivered to the KO
Parties the Conveyance Documents with respect to such country.

          (e) To the extent requested by KO, all directors of the Purchased Businesses to be acquired with respect to such country shall have delivered to the KO Parties their resignations as directors.

          (f) All necessary governmental approvals in connection with the transactions contemplated by this Agreement and the Transaction Documents with respect to such country (including the purchase and sale of the Purchased Company or any Subsidiary, in each case which owns the Owned Trademarks with respect to such country) shall have been obtained. All material consents and approvals of third parties required in connection with the transactions contemplated by this Agreement and the Transaction Documents with respect to such country (including the purchase and sale of the Purchased Company or any Subsidiary, in each case which owns the Owned Trademarks with respect to such country) shall have been obtained, except as would not have a material adverse effect on the Purchased Businesses being acquired in such country.

     7.04 RESOLUTION OF CERTAIN DISPUTES. If the parties cannot agree as to whether the condition specified in Sections 6.01(c), 6.02(c), 6.03(b), 7.01(g), 7.01(h), 7.02(g), 7.02(h) or 7.03(b)
is satisfied, then distinguished and reputable competition-law counsel for each party will jointly agree on the retention of an independent, distinguished and reputable competition-law expert not previously retained by either party. Such independent counsel will be instructed to produce an opinion as to whether or not such condition is satisfied; and the parties agree to be bound by such opinion.

                             ARTICLE 8

                              CLOSINGS

     8.01 THRESHOLD CLOSING DATE. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the Threshold Closing shall take place at 10:00 a.m., local time, on the third business day following the date on which all of the conditions to such Threshold Closing have been satisfied or waived (or are capable of being satisfied concurrently with the Threshold Closing) at the offices of King & Spalding, counsel to KO, at 1185 Avenue of the Americas, New York, New York, U.S.A. or at such other time or place as may be mutually agreed by KO and CS.

     8.02 SUBSEQUENT CLOSING DATES. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, a Subsequent Closing shall take place at 10:00 a.m., local time, on such date and at such place at the offices of King & Spalding, counsel to KO, at 1185 Avenue of the Americas, New York, New York, U.S.A., or at such other time or place as may be mutually agreed by KO and CS.

     8.03 CLOSING REQUIREMENTS. At each Applicable Closing, the following shall occur:

          (a) The parties hereto shall exchange and deliver the certificates and other evidence as to the accuracy of the representations and warranties contained herein, and the compliance with the covenants and agreements contained herein, which are required to be delivered by such party as herein provided.

          (b) The CS Parties shall deliver and the KO Buyers shall receive at the Closing certificates evidencing the Shares at the Applicable Closing, duly endorsed in blank for transfer or accompanied by duly executed blank stock powers attached and otherwise in good form for transfer.

          (c) The CS Parties shall deliver appropriate transfer documents, including bills of sale, trademark assignments, intellectual property assignments and other assignment documents, as may be necessary in the reasonable judgment of KO to convey to the KO Buyers in accordance with this Agreement title to all of the Assets to be acquired by the KO Buyers at the Applicable Closing.

          (d) The KO Buyers shall deliver to the CS Parties all funds payable at the Applicable Closing as provided in Article 1.

          (e) All other opinions, documents, instruments and writings required to be delivered by a party at or prior to the Applicable Closing Date pursuant to this Agreement or the Transaction Documents will be delivered to the party entitled thereto to the extent not previously delivered.

                             ARTICLE 9

                          INDEMNIFICATION

     9.01 KO REMEDIES.

          (a) CS shall, and shall cause the CS Parties to, indemnify, defend and hold harmless the KO Parties from and against any and all Losses (as hereinafter defined) suffered or incurred by any of the KO Parties or the Purchased Businesses or any successors or assigns thereof (the "Protected Parties'") as a result of, or with respect to:

               (i)    any breach or inaccuracy of any
representation or warranty of CS set forth in this Agreement, whether such breach or inaccuracy exists or is made on the date of this Agreement or as of the Applicable Closing Date;

               (ii) any breach of or noncompliance by CS with any covenant or agreement of CS contained in this Agreement;

               (iii) except as specifically assumed by the KO Parties pursuant to Section 5.06, all liabilities and obligations relating to the Employee Benefit Plans of or relating to the Purchased Businesses incurred or accrued on or prior to the Applicable Closing or relating to periods prior to the Applicable Closing, including but not limited to (A) social security obligations, (B) pension obligations, (C) severance (statutory or contractual) obligations, and (D) liabilities for any acts of any of the Purchased Businesses as an employer, including discrimination, unlawful termination, terminations for cause, or violations of any statute or contract or other obligation;

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

               (iv) any litigation, claims, suits, actions, investigations, indictments, informations or proceedings involving claims individually or together with any reasonably closely related matters in excess of U.S.$250,000 which (A) are or have been pending on or prior to the date of this Agreement,
(B) are commenced after the date of this Agreement and on or before the Applicable Closing Date, or (C) are, to the knowledge of the CS Parties or the Purchased Businesses, threatened on or before the Applicable Closing Date, in each case to which any of the Purchased Businesses or any of their properties is or may become a party or is or may be subject;

               (v) (A) any noncompliance with or violation of any applicable Environmental Law (to the extent such noncompliance or violation exists on or prior to the Applicable Closing Date) relating to the Plants, the properties covered by the Assumed Leases or the Malvern Facility or any Person whose liability for any such matters any of the Purchased Businesses has or may have retained or assumed either contractually or by operation of law (including (i) any failure with respect to any such Plant or leased property or the Malvern Facility to obtain and possess all permits, licenses and other authorizations which are required to be obtained and possessed under Environmental Laws, (ii) any failure with respect to any such Plant or leased property or the Malvern Facility to comply with all terms and conditions of such permits, licenses and authorizations, and
(iii) any failure with respect to any such Plant or leased property or the Malvern Facility to file all notices which are required to be filed under Environmental Laws), and (B) any Environmental Claim alleging noncompliance with or violation of any applicable Environmental Law (to the extent such noncompliance or violation exists on or prior to the Applicable Closing Date) relating to the Plants, the properties covered by the Assumed Leases or the Malvern Facility or any Person whose liability for any such Environmental Claim any of the Purchased Businesses has or may have retained or assumed either contractually or by operation of law (including (i) any failure with respect to any such Plant or leased property or the Malvern Facility to obtain and possess all permits, licenses and other authorizations which are required to be obtained and possessed under Environmental Laws, (ii) any failure with respect to any such Plant or leased property or the Malvern Facility to comply with all terms and conditions of such permits, licenses and authorizations, and (iii) any failure with respect to any such Plant or leased property or the Malvern Facility to file all notices which are required to be filed under Environmental Laws);

               (vi) any Environmental Claim (other than as specified in clause (v)(B) of this Section 9.01(a)) to the extent relating to the ownership or operations on or prior to the Applicable Closing Date of the Plants, the properties covered by the Assumed Leases or the Malvern Facility or any Person whose liability for any such Environmental Claim any of the Purchased Businesses has or may have retained or assumed either contractually or by operation of law;

               (vii) except as specified in Section 5.22, any Year 2000 Computer Date Problem (provided that for the purposes of this clause (vii), any reference to "material" in the definition of Year 2000 Computer Date Problem shall be ignored), less U.S. $200,000;

               (viii) all Excluded Liabilities;

               (ix) any payment of "Supplemental Contributions" as defined under and required to be paid pursuant to Clause 8.3.5 of the Schweppes Licensor Agreement, dated February 10, 1997, among Schweppes Limited, Schweppes International Limited, L. Rose & Co. Limited and Coca-Cola & Schweppes Beverages Limited; and

               (x) the inability on the part of the KO Parties or the Purchased Businesses to terminate any bottling or distribution agreements relating to any territory in Chile on or before December 31, 2004 based on contractual arrangements existing on the Applicable Closing Date.

          (b) "Loss" shall mean any loss, damage, liability, cost or expense including, without limitation, any interest, fine, penalty, criminal or civil judgment or settlement, court costs, reasonable attorneys' and expert witnesses' fees, reasonable accountants' fees, disbursements and expenses, and any indemnification or similar payments required to be made to officers, directors, employees or agents under duly enacted charter provisions or bylaws, board resolutions or undertakings, commitments or other understandings or under applicable corporate law, together with interest thereon from the later of the Applicable Closing Date and the date suffered or incurred at the Rate; provided that the term "Loss" shall not include any punitive damages which may be sought by an indemnified party in an action, suit or proceeding against any indemnifying party. A Loss suffered or incurred by any of the Purchased Businesses shall be deemed a Loss suffered or incurred by the KO Parties for purposes of this Article 9.

          (c) Except as provided below, the KO Parties may assert a claim for indemnification against the CS Parties under
Section 9.01(a) only with respect to individual facts, conditions, practices, events, circumstances, items or matters (or any absences thereof) which, together with any other facts, conditions, practices, events, circumstances, items or matters
(or any absences thereof) which are reasonably closely related, involve an amount in excess of U.S.$25,000; provided, however, that the limitations of this sentence shall not be applicable to any representation or warranty which is qualified by materiality, the word "material" or words of similar import. Except as provided below, no amounts of indemnity shall be payable as a result of any claim made pursuant to Section 9.01(a) unless and until the Persons making claims thereunder shall have suffered, incurred, sustained or become subject to indemnifiable Losses in the aggregate in excess of 1.75% of the Purchase Price (prior to any adjustment for Assumed Debt and prior to the Working Capital Adjustment, but taking into account any reduction in the Purchase Price resulting from the failure to satisfy the conditions to the Applicable Closing in certain countries subject to an increase once such originally excluded Purchased Businesses are transferred), in which case the Indemnified Parties shall be entitled to recover only such Losses in excess of such amount.
The limitations of the preceding sentences in this Section
9.01(c) shall not apply to any action or claim pursuant to clauses (ii), (iii), (iv), (v) (except in the case of clause
(v) for matters within the scope of clause (v) which KO has not identified prior to the Applicable Closing, as to which matters such limitations shall apply), (viii), (ix) or (x) of Section 9.01(a) or which is based on a breach of the representations and warranties contained in Sections 2.01(a), 2.01(b), 2.02, 2.04, 2.05, 2.06, 2.13(b), 2.13(c), 2.13(d), 2.26, 2.27 or 2.29 or the
last sentence of Section 2.20(c) or based upon fraud or intentional misrepresentation; provided, however, that

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     (A)  in the case of Section 2.13(d) (which representation
and warranty shall be interpreted for purposes of this Section
9.01 as if the Disclosure Schedule to such representation and warranty does not exist) to the extent an incident relating to a breach of such representation and warranty is identified by KO prior to the Threshold Closing, no amounts shall be payable as a result of any claim with respect thereto unless both:

               (I)  the incident giving rise to such claim,
involves an amount in excess of U.S. $25,000, in which case, subject to the following clause (II), CS shall indemnify the Protected Parties for the sum of (i) two-thirds of the Losses resulting from such incident between U.S. $25,000 and U.S. $100,000 and (ii) all Losses resulting from such incident in excess of U.S. $100,000; and

               (II) the Protected Parties shall have suffered, incurred, sustained or become subject to Losses indemnifiable under the immediately preceding clause (i) in excess of U.S. $3,000,000 in the aggregate as a result of a breach or inaccuracy of the representation and warranty in Section 2.13(d), in which case the Protected Parties shall be entitled to recover only such Losses in excess of U.S. $3,000,000;

     (B) in the case of Section 2.13(d) (which representation and warranty shall be interpreted for purposes of this Section
9.01 as if the Disclosure Schedule to such representation and warranty does not exist) to the extent an incident relating to a breach of such representation and warranty is not identified by KO prior to the Threshold Closing, no amounts shall be payable as a result of any claim with respect thereto unless:

               (I)  the incident giving rise to such claim
involves an amount in excess of U.S. $25,000, in which case, subject to the following clause (II), CS shall indemnify the Protected Parties for the sum of (i) two-thirds of the Losses resulting from such incident between U.S. $25,000 and U.S. $100,000 and (ii) all Losses resulting from such incident in excess of U.S. $100,000; provided that

               (II) any such amounts indemnifiable under the immediately preceding clause (I) shall be subject to the limitations of the second sentence of Section 9.01(c);

     (C) in the case of Sections 2.13(b) and (c) no amounts of indemnity shall be payable as a result of any claim made with respect thereto unless and until the Protected Parties making claims thereunder shall have suffered, incurred, sustained or become subject to indemnifiable Losses in excess of U.S. $1,000,000 in the aggregate, in which case the Indemnified Parties shall be entitled to recover only such Losses in excess of such amount.

     (D) in the case of clause (v) of Section 9.01(a) (to the extent in the case of clause (v) that KO has identified such matter prior to the Applicable Closing), no amounts of indemnity shall be payable as a result of any claim made with respect thereto unless and until the Persons making claims thereunder shall have suffered, incurred, sustained or become subject to indemnifiable Losses in excess of U.S. $1,000,000 under such clause (v) in the case of clause (v) of Section 9.01(a) (to the extent in the case of clause (v) that KO has identified such matter prior to the

Applicable Closing), in the aggregate, in which case the Indemnified Parties shall be entitled to recover only such Losses in excess of such amount.

     (E) in the case of the last sentence of Section 2.20(c) no amounts of indemnity shall be payable as a result of any claim made with respect thereto unless and until the Protected Parties making claims thereunder shall have suffered, incurred, sustained or become subject to indemnifiable Losses in excess of U.S. $5,000,000 in the aggregate, in which case the Indemnified Parties shall be entitled to recover only such Losses in excess of such amount.

          (d) In no event shall the amount of indemnification payable by the CS Parties to the Protected Parties for asserted claims under Section 9.01(a) exceed 100% of the Purchase Price (prior to any adjustment for Assumed Debt and prior to the Working Capital Adjustment, but taking into account any reduction in the Purchase Price resulting from the failure to satisfy the conditions to the Applicable Closing in certain countries, subject to an increase once such originally excluded Purchased Businesses are transferred).

          (e) No Protected Party shall be entitled to recovery for a particular Loss pursuant to any provision of this Section
9.01 if the specific issue that is the subject of such Loss has been considered and resolved pursuant to Sections 1.04 and 1.05 or pursuant to another provision of this Section 9.01.

     9.02 CS REMEDIES

          (a) KO shall, and shall cause the KO Buyers to, indemnify, defend and hold harmless the CS Parties from and against any and all Losses suffered or incurred by any of the CS Parties or any successors or assigns thereof as a result of, or with respect of:

               (i)   any breach or inaccuracy of any
representation or warranty of KO set forth in this Agreement, whether such breach or inaccuracy exists or is made on the date of this Agreement or as of the Applicable Closing Date;

               (ii) any breach of or noncompliance by KO with any covenant or agreement of KO contained in this Agreement;

               (iii) the Assumed Liabilities, except for any claim or cause of action with respect to which the CS Parties are obligated to indemnify the Protected Parties under this
Article 9;

               (iv) liabilities and obligations in respect of claims by Transferred Employees after the Applicable Closing relating to facts, circumstances or events arising after the Applicable Closing; provided, however, that any payments made in respect of such claims relating to severance as provided as in
Section 5.06 shall be applied toward the U.S. $50,000,000 cap set forth therein, and to the extent such cap has been reached, KO shall have no obligation to indemnify CS in respect of such claims relating to severance; and

               (v) all liabilities and obligations within the scope of Sections 9.01(a)(iv), (v) and (vi) to the extent CS or the CS Parties are not required to indemnify the Protected Parties due to the limitations of Section 9.01(c); it being agreed, however, that the amount of all such liabilities and obligations shall be counted as Losses to KO for purposes of determining whether the deductibles or thresholds set forth in
Section 9.01(c) have been exceeded.

          (b) No CS Party shall be entitled to recovery for a particular Loss pursuant to any provision of this Section 9.02 if the specific issue that is the subject of such Loss has been considered and resolved pursuant to another provision of this
Section 9.02 or pursuant to Sections 1.04 and 1.05.

     9.03 SURVIVAL OF REPRESENTATION AND WARRANTIES

          (a) The representations and warranties contained in this Agreement shall not be extinguished by the Applicable
Closing but shall survive for a period of two years following the Applicable Closing Date in respect of the Purchased Businesses with respect to such Applicable Closing; provided that:

               (i) The representations and warranties contained in Sections 2.01(a), 2.01(b), 2.02, 2.04, 2.05, 2.06, 2.13(b),
2.26, 2.27, 3.01, 3.02 and 3.03 and the last sentence of Section 2.20(c) shall survive the Applicable Closing Date relating to such Purchased Businesses without limitation;

               (ii) The representations and warranties contained in Sections 2.17 and the first sentence of Section 2.14 (but not the second sentence of Section 2.14, which shall survive for a period of two years relating to such Purchased Businesses after the Applicable Closing Date relating to such Purchased Businesses) shall terminate as of the Applicable Closing Date;

               (iii) The representations and warranties contained in Section 2.23 shall terminate ninety days following the expiration of the applicable statute of limitations with respect to the assertion of any claim in respect thereof by any Governmental Authority or other Person in respect of the Purchased Businesses with respect to such Applicable Closing; and

               (iv) The covenants and agreements contained herein shall survive the Applicable Closing Date relating to such Purchased Businesses without limitation except for the covenants in Sections 4.01, 4.02, 4.03, 4.04, 4.06, 4.09, 5.22 and clause
(vii) of Section 9.01(a) which shall survive for a period of two years following the Applicable Closing Date relating to such Purchased Businesses.

          (b) Any indemnification obligation of any party under any representation, warranty, covenant or agreement set forth herein will terminate as of the date set forth in Section 9.03(a) for the termination of the applicable representation, warranty, covenant or agreed except for matters as to which notice is given prior to the end of such period, in which event

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

indemnification shall survive as long as necessary to permit the final resolution of such matter. No investigation or other examination by any of the CS Parties or the KO Parties or their designees or representatives shall affect the term of survival of the representations and warranties set forth above.

     9.04 NOTICE OF CLAIM. An indemnified party shall promptly notify the indemnifying party, in writing, of any claim for recovery, specifying in reasonable detail the nature of the Loss, the facts which form the basis of the Loss and, if known, the amount, or an estimate of the amount, of the liability arising therefrom. The indemnified party shall provide to the indemnifying party as promptly as practicable thereafter information and documentation reasonably requested by the indemnifying party to support and verify the claim asserted, unless the indemnified party has been advised by counsel that there are no reasonable grounds to assert the joint defense privilege with respect to such information and documentation. A notice of claim furnished by the indemnified party under this
Section 9.04 shall also be deemed to constitute timely notice by the indemnified party of any claim that may at any time thereafter be made by any Person claiming entitlement to indemnity under any charter, bylaws or other governing documents or any board resolutions, undertakings, commitments, or other understandings, with respect to the state of facts or circumstances which gave rise to the claim by the indemnified party which is the subject of such notice.

     9.05 DEFENSE.

          (a) If the facts pertaining to a Loss arise out of the claim of any third party, or if there is any claim against a third party available by virtue of the circumstances of the Loss, the indemnifying party may assume the defense or the prosecution thereof by written notice to the indemnified party agreeing to indemnify and defend the indemnified party from and against all indemnifiable Losses under this Article 9 arising from such claim.

          (b) If the indemnifying party agrees to assume the defense and prosecution of such claim, then the indemnified party shall have no further obligation with respect to such claim. In any such case, the indemnified party shall have the right to employ counsel separate from counsel employed by the indemnifying in any such action and to participate therein, but the fees and expenses of such counsel employed by the indemnified party shall be at the indemnified party's expense. No indemnifying party shall agree to a settlement of any claim without the indemnified party's prior written consent, which consent shall not be unreasonably withheld in light of the indemnified party's circumstances.

          (c) If the indemnifying party shall not assume the defense and prosecution of any such claim, the indemnified party shall keep the indemnifying party reasonably informed of the progress of any proceedings relating to such claim and shall consult regularly with the indemnifying party with respect thereto and shall not agree to a settlement of such claim without the indemnifying party's written consent, which consent shall not be unreasonably withheld in light of the indemnifying party's circumstances.

          (d) All parties hereto shall cooperate in the defense or prosecution thereof and

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

shall furnish all witnesses and testimony, records, materials and other information, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

          (e) Subject to Section 11.12, the indemnification provisions of this Article 9 shall be the sole remedy with respect to any Losses incurred by the Protected Parties or the CS
Parties, except in the case of fraud or intentional misrepresentation.


                             ARTICLE 10

                    TERMINATION PRIOR TO CLOSING

     10.01 TERMINATION. This Agreement may be terminated at any time before the Threshold Closing:

          (a)  By the mutual written consent of KO and CS;

          (b)  By CS in writing, without liability, if KO shall
(i) fail to perform in any material respect its agreements contained in this Agreement required to be performed by it on or prior to the Threshold Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained in this Agreement, in each such case such that the conditions to the Threshold Closing shall be incapable of being satisfied by December 31, 1999;

          (c)  By KO in writing, without liability, if CS shall
(i) fail to perform in any material respect its agreements contained in this Agreement required to be performed by it on or prior to the Threshold Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained in this Agreement, in each such case such that the conditions to the Threshold Closing shall be incapable of being satisfied by December 31, 1999;

          (d) By either KO or CS in writing, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on the parties prohibiting the consummation of the transactions contemplated by this Agreement;

          (e) By KO, if the Board of Directors of CS recommends a Takeover Proposal, CS enters into a definitive agreement providing for a Takeover Proposal or a Takeover Proposal involving CS is consummated;

          (f) By CS, if the Board of Directors of CS determines in good faith following the receipt of and consistent with the advice of outside counsel that their fiduciary obligations under applicable law require that both (i) the Board of Directors of CS recommend a Takeover Proposal or CS enter into a definitive agreement providing for a Takeover Proposal and (ii) the Board of Directors of CS terminate this Agreement; and concurrently with and as a condition to such termination, CS pays the termination fee described in Section 10.02; and

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

          (g) By either KO or CS in writing, if for any reason the Threshold Closing has not occurred by December 31, 1999.

     10.02 TERMINATION OF OBLIGATIONS. Termination of this Agreement pursuant to this Article 10 shall terminate all obligations of the parties hereunder, except for the obligations under Sections 5.02 and Article 11 and this Section 10.02; provided, however, that termination pursuant to subparagraphs
(b) or (c) of Section 10.01 shall not relieve a defaulting or breaching party from any liability to any party hereto. If KO terminates this Agreement pursuant to subparagraph (e) or if CS terminates this Agreement pursuant to subparagraph (f) of Section 10.01, CS shall pay to KO in cash U.S.$220,000,000. Such payment shall be made by CS (i) if KO terminates this Agreement, on the seventh business day thereafter, and (ii) if CS terminates this Agreement, concurrently with and as a condition to such termination and if such payment is not made on such applicable date as provided in clause (i) or (ii), in addition to the U.S. $220,000,000 CS shall pay to KO interest on such amount from the date required to be paid at the Rate, and shall pay KO's costs (including reasonable attorneys' fees) associated with collecting such amount.


                             ARTICLE 11

                            MISCELLANEOUS

     11.01 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits) and the Confidentiality Agreement constitute the sole understanding of the parties with respect to the subject matter hereof, except that this provision is not intended to abrogate any other written agreement between the parties executed contemporaneously with or after this Agreement.

     11.02 PARTIES BOUND BY AGREEMENT; SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and assigns. Without the prior written consent of KO, none of the CS Parties may assign its rights, duties or obligations hereunder or any part thereof to any Person. KO may assign its rights and duties hereunder in whole or in part (before or after the Threshold Closing) to one or more Persons so long as (i) such Person is a direct or indirect wholly owned subsidiary of KO (except for nominee shares, director qualifying shares or similar shares) and KO guarantees such Person's obligations hereunder, or (ii) CS consents to such assignment (which consent, in the case of assignments to any Person other than Persons which are not KO bottlers or with respect to which KO has less than a 30% equity interest, shall not be unreasonably withheld or delayed) and KO guarantees such Person's obligations hereunder; provided, however, that if the Board of CS recommends a Takeover Proposal, CS enters into a definitive agreement providing for a Takeover Proposal or a Takeover Proposal involving CS is consummated, then thereafter KO's rights under this Agreement shall be freely assignable. Notwithstanding any assignment by KO of its rights hereunder, if any CS Party or any Affiliate thereof is required to make any indemnification payment or otherwise make whole any assignee of KO (or subsequent assignee) as a result of any act or omission of any of the CS Parties or the Purchased Businesses for which KO would be entitled to indemnification from any CS Party but for the assignment of its rights hereunder, KO shall be fully subrogated to such assignee and shall be restored to all rights under this Agreement to obtain indemnification from the CS Parties.

     11.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement.

     11.04 AMENDMENT, MODIFICATION AND WAIVER. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar).

     11.05 EXPENSES. Except as otherwise provided in this Agreement, each of KO and the CS Parties shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. All expenses incurred by the Purchased Businesses in connection with this Agreement and the transactions contemplated hereby in respect of periods prior to the Applicable Closing shall be paid by the CS Parties, and not by any of the KO Parties.

     11.06 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or by telecopy transmission or sent by registered or certified mail or by any express mail service, postage and fees prepaid to the respective address set forth below such party's signature to this Agreement or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered personally or by telecopy transmission or by mail in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party.

     11.07 FURTHER COOPERATION. From and after each Applicable Closing Date, the parties will each take all such action and deliver all such documents as shall be reasonably necessary or appropriate to confirm and vest in the KO Buyers title in and to the Assets in accordance with this Agreement and the Transaction Documents.

     11.08 GOVERNING LAW; CONSTRUCTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. NO PROVISION OF THIS AGREEMENT OR ANY RELATED DOCUMENT SHALL BE CONSTRUED AGAINST OR INTERPRETED TO THE DISADVANTAGE OF ANY PARTY HERETO BY ANY GOVERNMENTAL AUTHORITY BY REASON OF SUCH PARTY'S HAVING OR BEING DEEMED TO HAVE STRUCTURED OR DRAFTED SUCH PROVISION.

                              - 72 -

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     11.09 ARBITRATION

          (a) Any dispute, controversy or claim among the parties hereto arising out of, relating to or in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including any question regarding the existence, validity or termination thereof, shall be exclusively referred to and finally resolved by arbitration in accordance with the Rules (the "Rules") of the London Court of International Arbitration (the "LCIA"), which Rules are deemed to be incorporated by reference into this Section 11.09. Any such arbitration shall be (i) brought in New York, New York, (ii) conducted in English, and (iii) to the maximum extent permitted by applicable law, final, binding and conclusive upon the parties thereto. The arbitration and this Section 11.09 shall be subject to the United States Federal Arbitration Act, 9 U.S.C. Sections 1 et seq.

          (b) The arbitration shall be conducted by an arbitral tribunal consisting of three arbitrators. The party initiating arbitration ("Claimant") shall nominate an arbitrator in its request for arbitration ("Request"). The other party ("Respondent") shall nominate an arbitrator within 30 days of receipt of the Request and shall notify the Claimant of such nomination in writing. If within 30 days of receipt of the Request by the Respondent either party has not nominated an arbitrator, then that arbitrator shall be appointed by the LCIA Arbitration Court ("Court"). The first two arbitrators nominated or appointed in accordance with this provision shall nominate a third arbitrator within 30 days after the Respondent has notified the Claimant of the nomination of the Respondent's arbitrator or, in the event of a failure by a party to nominate, within 30 days after the Court has notified the parties and any arbitrator already nominated or appointed of the Court's appointment of an arbitrator on behalf of the party failing to nominate. When the third arbitrator has accepted the nomination, the two arbitrators making the nomination shall promptly notify the parties of the nomination. If the first two arbitrators nominated or appointed fail to nominate a third arbitrator or so to notify the parties within the time period described above, then the Court shall appoint the third arbitrator and shall promptly notify the parties of the appointment. The third arbitrator shall act as Chair of the arbitral tribunal.

          (c) In addition to the authority conferred on the arbitral tribunal by the LCIA Rules, the arbitral tribunal shall have the authority to:

               (i) order reasonable discovery, including the production of documents and depositions; and

               (ii) make such orders for interim relief, including
                    injunctive relief, as it may deem just and equitable.

          (d) The arbitral award shall be in writing, state the reason for the award and be final and binding on the parties. The award may grant any remedy which is permissible under the laws of New York, U.S.A., including without limitation specific performance and injunctive relief, and may include an award of costs, including reasonable attorneys' fees and disbursements. All amounts payable under the award shall be in U.S. dollars and shall bear interest from the date of the award until the date of payment at a rate to be fixed by the arbitral

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

tribunal. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.

          (e) The parties agree that any arbitration shall be kept confidential and any element of same (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the arbitral tribunal, the Court, the parties, their counsel and any person necessary to the conduct of the arbitration, except as may be required in order to satisfy disclosure obligations imposed by law or regulation or by any regulatory authority in the United Kingdom or the United States, including the London Stock Exchange, the United States Securities and Exchange Commission and the New York Stock Exchange.

     11.10 PUBLIC ANNOUNCEMENTS. No party nor any of its agents or representatives will make any disclosure or public announcement concerning the transactions contemplated by this Agreement without the prior approval of the other parties; provided, however, that a party may make such disclosure or public announcement if it is advised by counsel that such disclosure or public announcement is required by law, regulation or the rules of any national securities exchange, so long as reasonable prior written notice of such disclosure is given to the other party and such party attempts in good faith to reach agreement regarding the content of such disclosure or public announcement.

     11.11 NO THIRD-PARTY BENEFICIARIES. With the exception of the parties to this Agreement, there shall exist no right of any Person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

     11.12 SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of injunctions, in order to enforce specifically the provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

     11.13 SEVERABILITY. The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. To the extent permitted by applicable law, each party waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the original intent of the parties to the extent possible.

     11.14 DEFINITIONS AND RULES AND CONSTRUCTION.

          (a) "United States" means the United States of America and all of its territories, possessions and commonwealths.

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

          (b) "South Africa" means the Republic of South Africa and the countries of Botswana, Lesotho, Namibia and Swaziland.

          (c) "France" means the Republic of France and the Principality of Monaco.

          (d) "Material Adverse Effect " means any event, change, occurrence, circumstance or effect, that has had or is reasonably expected to have a material adverse effect on the business, assets, liabilities, operations, results of operation or the financial condition of the Purchased Businesses, taken as a whole; provided, however, that any adverse effect directly resulting from (i) (A) any changes affecting the carbonated soft drink industry generally in any country in which the Purchased Businesses operate, or (B) any changes affecting the economy generally of any country in which the Purchased Businesses operate or the global economy generally (in each case other than any dramatic changes in worldwide economic conditions which fundamentally impair the benefits to KO associated with the transactions contemplated by this Agreement) or (ii) the entering into of this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof, shall not, in and of itself, constitute a Material Adverse Effect.

          (e)  "Affiliate" means, with respect to any specified
Person, any Person controlling, controlled by or under common control with, such specified Person.

          (f) References made to an "Exhibit" or a "Schedule", unless otherwise specified, refer to one of the Exhibits or Schedules attached to this Agreement, and references made to an "Article" or a "Section", unless otherwise specified, refer to one of the Articles or Sections of this Agreement.

          (g) As used herein, the plural form of any noun shall include the singular and the singular shall include the plural, unless the context requires otherwise. Each of the masculine, neuter and feminine forms of any pronoun shall include all such forms unless the context requires otherwise. Words of inclusion shall not be construed as terms of limitation herein, so that references to included matters shall be regarded as non-exclusive, non-characterizing illustrations.

          (h) The Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement.

          (i) To the extent any payment hereunder or under any Transaction Document is required to be made in the future, any interest or price appreciation factor shall be compounded on a daily basis. To the extent that any amount specified herein in a particular currency is paid in another country in the currency of that country, the amount paid shall be converted into the specified currency at the average of the conversion rates for such currencies as announced by Citicorp, N.A., New York, New York. For purposes hereof, the "conversion rate" shall be the average of the buy and sell conversion rates for commercial transactions at the end of the business day prior to the business day on which such amount is paid.

          (j) Whenever the phrase "ordinary course of business consistent with past practice" is used in this Agreement, it shall be qualified solely after the date of this Agreement by the phrase "except to the extent not reasonably practicable in light of the transactions contemplated by this Agreement."

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

                            THE COCA-COLA COMPANY


                            By:  /s/ Steve Whaley
                                 ----------------
                                 Name: Steve Whaley
                                 Title: Vice President and General
                                        Tax Counsel

                                 Address:  One Coca-Cola Plaza
                                 Atlanta, Georgia  30313
                                 Attention:  Chief Financial Officer
                                 Telefax: (404) 676-8683

                                 with a copy to:

                                 One Coca-Cola Plaza
                                 Atlanta, Georgia  30313
                                 Attention:  General Counsel
                                 Telefax:  (404) 676-6792

                                 and a copy to:

                                 King & Spalding
                                 191 Peachtree Street, N.E.
                                 Atlanta, Georgia  30303
                                 Attention:  C. William Baxley
                                 Telefax: (404) 572-5100

                                 CADBURY SCHWEPPES PLC

                                 By: /s/ Henry A. Udow
                                     ------------------
                                     Name: Henry A. Udow
                                     Title: Legal Director -
                                            Global Beverages

                                 Address: 25 Berkeley Square
                                 London WIX 6HT
                                 United Kingdom
                                 Attention: The Company Secretary and
                                            Chief Legal Officer
                                 Telefax: 011-44-171-830-5015
                                 with a copy to:

                                 25 Berkeley Square
                                 London WIX 6HT
                                 United Kingdom
                                 Attention: Henry A. Udow
                                 Telefax: 011-44-171-830-5037

                                 and a copy to:

                                 Shearman & Sterling
                                 599 Lexington Avenue
                                 New York, New York 10022
                                 Attention: Creighton O'M. Condon
                                 Telefax: (212) 848-7179

                                 ATLANTIC INDUSTRIES

                                 By: /s/ Steve Whaley
                                     ----------------
                                     Name: Steve Whaley
                                     Title: Vice President and
                                            General Tax Counsel

                                 One Coca-Cola Plaza
                                 Atlanta, Georgia  30313
                                 Attention:  Chief Financial Officer
                                 Telefax: (404) 676-8683

                                 with a copy to:

                                 One Coca-Cola Plaza
                                 Atlanta, Georgia  30313
                                 Attention:  General Counsel
                                 Telefax:  (404) 676-6792

                                 and a copy to:

                                 King & Spalding
                                 191 Peachtree Street, N.E.
                                 Atlanta, Georgia  30303
                                 Attention:  C. William Baxley
                                 Telefax: (404) 572-5100

                         LIST OF EXHIBITS

Exhibit 1.02                 Form of Registered Note

Exhibit 5.01                 Certain Governmental Bodies

Exhibit 5.05                 Other Matters

Exhibit 7.03(c)              Legal Opinion Matters

                         LIST OF SCHEDULES

Schedule 1.01A               List of CS Sellers

Schedule 1.01(a)(i)          Purchased Company and Subsidiaries

Schedule 1.01(a)(iii)        Non-Exclusive List of Other Assets

Schedule 1.01(b)             List of Countries

Schedule 1.02 (b)-1          Adjustments to Purchase Price

Schedule 1.02(b)-2           Certain Countries

Schedule 1.02(b)-3           130% Countries

Schedule 1.02(b)-4           120% Countries

Schedule 1.02(c)-1           30% Countries

Schedule 1.02(c)-2           20% Countries

Schedule 1.02(c)-3           Other Countries Schedule

Schedule 1.06(a)(i)          Plant Balance Sheets

Schedule 1.06(a)(ii)         Assumed Marketing Commitments

Schedule 1.06 (a)(iii)       Assumed Leases

Schedule 2.01(b)             Organization, Etc.

Schedule 2.01(d)             Officers and Directors of the
                             Purchased Company and the
                             Subsidiaries

Schedule 2.03                Certain Conflicts

Schedule 2.04                Ownership of the Shares of the
                             Purchased Company and the
                             Subsidiaries

Schedule 2.05                Authorized and Outstanding Capital
                             Stock of the Purchased Company and
                             the Subsidiaries

Schedule 2.07                Financial Statements of the
                             Purchased Company and the
                             Subsidiaries

Schedule 2.08                Undisclosed Liabilities

Schedule 2.09                No Violation of Law; Licenses and
                             Permits

Schedule 2.10(a)             Real Property

Schedule 2.10(b)             Certain Disclosures Concerning Real
                             Property

Schedule 2.11                Leases

Schedule 2.12                Indebtedness for Borrowed Money

Schedule 2.13(a)(i)          Owned Trademarks

Schedule 2.13(a)(ii)         Brands in Commercial Use

Schedule 2.13(a)(iii)        Intellectual Property Rights

Schedule 2.13(a)(iv)         Licensed Rights

Schedule 2.13(b)             Certain Disclosures Concerning
                             Trademarks and Intellectual Property

Schedule 2.14                Litigation and Claims

Schedule 2.15(b)             Employee Benefit Plans

Schedule 2.16                Labor Relations

Schedule 2.17                Environmental Protection

Schedule 2.18                Insurance Policies

Schedule 2.20(b)             Contracts and Commitments

Schedule 2.20(c)             Bottling Agreements

Schedule 2.21                Agreements in Full Force and Effect

Schedule 2.22                Absence of Certain Changes and Events

Schedule 2.23                Tax Matters

Schedule 2.24                Accounts Receivable

Schedule 2.25                Product and Service Warranties

Schedule 2.27                Transactions With Affiliates

Schedule 2.28                Y2K Plan

Schedule 3.03                Certain Conflicts

Schedule 4.01                Pre-Closing Operations

Schedule 5.01                Certain Commitments

Schedule 5.06(b)             Severance Obligations

Schedule 5.10(a)             KO Brand Acquisitions

Schedule 5.10(b)             List of Countries

The Coca-Cola Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or similar attachment upon request.